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GREIF, INC.

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                        2026 Proxy Statement
                        Notice of Annual Meeting of Stockholders

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

It is our pleasure to invite you to join our Board of Directors at the 2026 Annual Meeting of Stockholders of Greif, Inc. This year's Annual Meeting will be held solely as a virtual meeting. You will be able to attend the virtual Annual Meeting and vote your shares via a live webcast by visiting www.virtualshareholdermeeting.com/GEF2026.

DATE AND TIME:
Monday, February 23, 2026
8:00 a.m. Eastern Time

PLACE:
Webcast at www.virtualshareholdermeeting.com/GEF2026

ITEMS OF BUSINESS:
1.To elect ten directors to serve for a one-year term;
2.To ratify the appointment of Deloitte & Touche LLP as Greif, Inc.'s independent auditor for fiscal year 2026;
3.To approve, on an advisory basis, the compensation of Greif, Inc.'s Named Executive Officers; and
4.To transact such other business as may properly come before the meeting or any adjournments.

RECORD DATE:
Only stockholders of record of the Class B Common Stock at the close of business on December 29, 2025 will be entitled to vote at the Annual Meeting.

VOTING:
We hope that Class B stockholders will promptly vote over the internet, by phone, or by mailing their proxy cards in the enclosed envelope. Stockholders are always welcome to vote during the virtual meeting.

Vote by internet at www.proxyvote.com
Vote by phone at +1 800 690 6903
Vote by mailing your proxy card
Vote in person during the virtual meeting

On behalf of the Board of Directors, management, and employees of Greif, thank you for your continued support.

By Order of the Board of Directors,

/s/ L. Dennis Hoffman
L. Dennis Hoffman
Corporate Secretary
January 9, 2026

Greif - Proxy Statement 2

Greif - Proxy Statement 3

Audit Committee Matters	50
Report of the Audit Committee	50
Audit Committee Pre-Approval Policy	51
Fees of the Independent Registered Public Accounting Firm	51
Other Matters	52
Stockholder Recommendations for Director Nominees	52
Certain Relationships and Related Party Transactions	53
Greif - Proxy Statement 4

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING:

How to Attend the Virtual Annual Meeting?
The 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Greif, Inc. (the “Company,” “our,” “us” and “we”), with its principal executive office located at 425 Winter Road, Delaware, Ohio 43015, will be held on February 23, 2026, at 8:00 a.m., Eastern Time. The Annual Meeting will be held as a virtual meeting via a live webcast at www.virtualshareholdermeeting.com/GEF2026. In order to attend the Annual Meeting, you will need to access the webcast by using your 16-digit control number included on your Notice of Internet Availability or on your proxy card (if you received a printed copy of the proxy materials).

Why Am I Receiving these Proxy Materials?
This proxy statement is being furnished to all stockholders of the Company in connection with the Annual Meeting and has been made available to you electronically or by mail. It is anticipated that this proxy statement and proxy will first be sent to the stockholders on or about January 9, 2026.

Who May Vote at the Annual Meeting?
Only holders of Class B Common Stock as of the close of business on December 29, 2025 are entitled to vote at the Annual Meeting and any adjournment thereof. Holders of Class A Common Stock are not entitled to vote at the Annual Meeting. Therefore, this proxy statement is being furnished to holders of Class A Common Stock for informational purposes only, and no proxy card is being solicited from them. On the record date of December 29, 2025, there were 21,249,217 shares of Class B Common Stock outstanding, with each share entitled to one vote.

How do I Vote?

VOTE IN ADVANCE OF THE MEETING			VOTE DURING THE MEETING
Via the Internet	By Phone	By Mail	In Person
Visit www.proxyvote.com to submit a proxy via computer or your mobile device	Call 1-800-690-6903 24/7 within the United States	Mark, sign, and date your proxy card and mail promptly in the enclosed postage-paid envelope.	Attend the Virtual Meeting at www.virtualshareholdermeeting.com/GEF2026 and vote by ballot.

What Proposals Will Be Voted on at the Annual Meeting?
At the Annual Meeting, Class B stockholders will vote upon:

Proposal 1: The election of ten directors to serve for a one-year term;
Proposal 2: The ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditor for fiscal year 2026; and
Proposal 3: The approval, on an advisory basis, of the compensation of the Company's Named Executive Officers ("NEOs") for fiscal 2025.

The Class B stockholders will also vote upon such other business as may properly come before the meeting or any adjournment.

How Are Votes Counted?
Holders of Class B Common Stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. Each share of the Class B Common Stock is entitled to one vote for each director and in respect of any proposal.

For Proposal 1, the ten director nominees receiving the highest number of votes will be elected as directors. Class B stockholders do not have the right to cumulate their votes in the election of directors. Proxies cannot be voted at the Annual Meeting for a number of persons greater than the number of nominees named in this proxy statement.

For Proposal 2, the Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the Company's independent registered public accounting firm and auditor for fiscal year 2026. Stockholder approval for this appointment is not required, but the Board of Directors is submitting the appointment of Deloitte & Touche LLP for ratification as a matter of good corporate practice. The favorable vote of a majority of the outstanding shares of the Class B Common Stock present and voting at the Annual Meeting is required to ratify, on an advisory basis, the appointment of Deloitte & Touche LLP.

For Proposal 3, the vote of the stockholders concerning executive compensation is advisory only and not binding on the Board of Directors, although the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements. The favorable vote of a majority of the outstanding shares of the Class B Common Stock present and voting at the Annual Meeting is required to approve, on an advisory basis, the compensation of the NEOs.

Greif - Proxy Statement 5

Abstentions and "broker non-votes" (described below) will be considered as shares of Class B Common Stock present at the Annual Meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be counted in the votes cast for the election of directors and will not have a positive or negative effect on the outcome of that election. Abstentions and broker non-votes (if any) with respect to Proposal 2 concerning the ratification of the Company's independent registered accounting firm and auditor and Proposal 3 concerning the advisory vote on executive compensation will have the same effect as not voting or expressing a preference, as the case may be, and will not have a positive or negative effect on the outcome of those proposals.
How Do I Change or Revoke my Vote?
Any proxy may be revoked at any time prior to its exercise by delivering to the Company a subsequently dated proxy or by giving notice of revocation to the Company in writing. A Class B stockholder may also revoke a proxy by attending the meeting and voting; however, the Class B Stockholder's presence at the Annual Meeting does not by itself revoke the proxy.

Voting Instructions to Broker:
If your Class B Common Stock is held in street name, you will need to instruct your broker regarding how to vote your Class B Common Stock. Pursuant to the rules of the New York Stock Exchange, your broker has discretion to vote your Class B Common Stock without your instructions only under certain circumstances. In general, brokers have discretionary voting authority on behalf of their customers with respect to "routine" matters when they do not receive timely voting instructions from their customers. Brokers do not have discretionary voting authority on behalf their customers with respect to "non-routine" matters, and a "broker non-vote" occurs when a broker does not receive voting instructions from its customer on a non-routine matter.

Only the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditor is considered a "routine" matter for which brokers may vote uninstructed shares. No other proposal to be voted on at the Annual Meeting is considered a "routine" matter, so your broker cannot vote your Class B Common Stock on any of the other proposals unless you provide your broker with voting instructions for each of these matters. If you do not provide voting instructions on a "non-routine" matter, your shares will not be voted on that matter. It is, therefore, important you vote your shares.

This Proxy Statement, the form of proxy, and the Company’s Annual Report are available at www.proxyvote.com.

Greif - Proxy Statement 6

PROPOSAL 1: Election of Directors
The Nominating and Corporate Governance Committee (the “Nominating Committee”) has recommended the ten director nominees named below for election as directors at the Annual Meeting. All of these director nominees are presently serving on our Board of Directors (the “Board”). Each nominee has consented to being named in this proxy statement and to serve if elected for a one-year term.
The ten presently serving director nominees have been nominated to serve as directors based on their record of service and individual contributions to the overall mission and responsibilities of the Board. Unless otherwise specified, the shares of Class B Common Stock represented by the proxies at the Annual Meeting will be voted to elect the ten director nominees named below. In the event any of these ten director nominees are unable to serve (which is not anticipated), the persons named as proxies in the proxy card will vote for another director nominee, if any, chosen by the Board to fill the vacancy. The names and biographies of each of the director nominees for election to the Board are set forth below.

Director Nominees

OLE G. ROSGAARD

Age: 62
Director since 2022
President and Chief Executive Officer

Mr. Rosgaard has served as President and Chief Executive Officer of the Company since February 2022. From July 2021 through January 2022, Mr. Rosgaard served as Chief Operating Officer of the Company. From June 2019 through June 2021, he served as Senior Vice President, Group President of Global Industrial Packaging. From June 2019 to September 2020, he was also responsible for Global Sustainability. From June 2017 to June 2019, Mr. Rosgaard served as Senior Vice President, Group President of Rigid Industrial Packaging & Services - Americas and Global Sustainability. Prior to that time and since joining the Company in 2015, Mr. Rosgaard served in various other leadership roles.

Mr. Rosgaard currently sits on the Board of the American Forest & Paper Association, an industry association. In the past, he served on the Board of United Way of Delaware County, Ohio.

Mr. Rosgaard was nominated to serve as a director based on his experience and strong leadership as our President and Chief Executive Officer, as well as his proven track record of operational execution. In making its nomination of Mr. Rosgaard, the Nominating Committee considered his valuable and extensive experience and knowledge in the areas of manufacturing, business operations, strategic planning, customer service, sustainability, and supply chain.

BRUCE A. EDWARDS

Age: 70
Independent Director since 2006
Chairman of the Board
Stock Repurchase Committee (Chair) member

From March 2008 until his retirement in September 2015, Mr. Edwards served on the Executive Management Board of Deutsche Post DHL, a global provider of mail and logistic services, with responsibility for running the supply chain operating unit of Deutsche Post DHL. From March 2007 through February 2008, Mr. Edwards was Global Chief Executive Officer for DHL Supply Chain, a supply chain services division of a subsidiary of Deutsche Post DHL. Prior to that time and for more than five years, he was Chief Executive Officer of Exel Americas, a supply chain services subsidiary of Deutsche Post DHL.

Mr. Edwards currently serves on the Board of Advisors of ODW Logistics, a private company. In the past, he served on several other for-profit and non-profit boards.

Mr. Edwards was nominated to serve as a director and Chairman based on his background, experience and judgment as an executive officer of a global supply chain services company. In making its nomination of Mr. Edwards, the Nominating Committee considered his valuable and extensive experience and knowledge in the areas of auditing, finance, risk management, strategy, supply chain, corporate governance and mergers and acquisitions and his global board experience on publicly traded companies on the London exchange, which is especially valuable with respect to our international operations and regulatory affairs.

Greif - Proxy Statement 7

MARK A. EMKES

Age: 73
Independent Director since 2008
Compensation (Chair) and Nominating Committee member

From January 2011 until his retirement in May 2013, Mr. Emkes served as Commissioner of Finance and Administration for the State of Tennessee. Previously, Mr. Emkes was Chairman and Chief Executive Officer of Bridgestone Americas, Inc. and Bridgestone Americas Holdings, Inc., a tire and rubber manufacturing company, for more than five years prior to his retirement from that position in February 2010. He was also President of these companies from January 2009 until his retirement.

Mr. Emkes currently serves on the Board of CoreCivic Corporation (NYSE) and Boy Scouts of America - Middle Tennessee Council. In the past, he served on several other for-profit and non-profit boards.

Mr. Emkes was nominated to serve as a director based on his background, experience and judgment as the chairman and chief executive officer of a major international manufacturing company and as a senior state government official. In making its nomination of Mr. Emkes, the Nominating Committee considered his valuable and extensive experience and knowledge in the areas of auditing, finance, operations, strategy, global markets, mergers and acquisitions, and information technology, and his broad leadership ability and experience in state government and on several public company boards, which provides him with valuable regulatory experience and a deep understanding of corporate governance.

JILLIAN C. EVANKO

Age: 48
Independent Director since 2024
Audit Committee Member

Since January 2025, Ms. Evanko has served as President and CEO of Duravant LLC, a global provider of automation solutions, primarily in the food processing and packaging industries. From June 2018 to January 2025, Ms. Evanko served as President and CEO of Chart Industries, Inc., a global manufacturer of cryogenic and compression equipment servicing the clean energy and industrial gas markets. From 2017 to June 2018, Ms. Evanko served as Chief Financial Officer and Chief Accounting Officer of Chart Industries. From 2016 to 2017, Ms. Evanko served as the Chief Financial Officer of Truck-Lite Co., LLC, a global manufacturer of LED lighting systems for commercial vehicles. From 2004 to 2016, Ms. Evanko served in various leadership roles with Dover Corporation, a global manufacturer and digital solutions provider, including Chief Financial Officer of various Dover subsidiaries. Prior to that time, Ms. Evanko served in finance roles at Sony Corporation, an entertainment and technology company; Honeywell Corporation, an aerospace, automation, and sustainable technology solutions company; and Arthur Andersen LLP, an accounting firm.

Ms. Evanko currently serves on the Board of the National Association of Manufacturers, an industry association. From June 2018 to January 2025, she served on the Board of Chart Industries, Inc. (NYSE). From January 2021 to October 2024, she served on the Board of Parker Hannifin (NYSE). She has also served on several other for-profit and non-profit boards.

Ms. Evanko was nominated to serve as a director based on her background, experience and judgment as the president and chief executive officer of a publicly traded manufacturing company, as well as her many years as a finance executive at multiple other manufacturing companies. In making its nomination of Ms. Evanko, the Nominating Committee considered her valuable and extensive experience and knowledge in the areas of auditing, finance, operations, strategic planning, and risk management, and her experience as a board member of various publicly traded companies.

JOHN W. McNAMARA

Age: 61
Independent Director since 2009
Nominating (Chair) and Compensation Committee member

Prior to September 2017 and for more than five years, Mr. McNamara served as President and Owner of Corporate Visions Limited, LLC, a provider of aviation management educational and training programs including designing aviation management programs for universities globally.

Mr. McNamara was nominated to serve as a director based on his background, experience and judgment as owner and president of an aviation services company. In making its nomination of Mr. McNamara, the Nominating Committee considered his valuable and extensive experience and knowledge in the areas of auditing, finance, strategic planning, risk management, regulatory affairs and customer service.

Greif - Proxy Statement 8

FRANK C. MILLER

Age: 52
Independent Director since 2023
Nominating, Compensation, and Stock Repurchase Committee Member

Since August 2018, Mr. Miller has been a partner with the law firm of Baker & Hostetler LLP. From July 2008 to July 2018, Mr. Miller served as Senior Counsel at Kaiser Permanente, a not-for-profit health care plan organization. Prior to July 2008, Mr. Miller was a partner at Baker & Hostetler LLP.

Mr. Miller was nominated to serve as a director based on his background, experience and judgment as a partner at a major national law firm. In making its nomination of Mr. Miller, the Nominating Committee considered his valuable and extensive experience and perspective in the areas of legal and regulatory matters, healthcare, compliance, corporate governance, mergers and acquisitions, risk management, fiduciary duties, customer service and strategic planning.

KAREN A. MORRISON

Age: 66
Independent Director since 2023 (Director since 2022)
Audit Committee Member

Since 2008, Ms. Morrison has served as President of the OhioHealth Foundation and as Senior Vice President of External Affairs, OhioHealth, a not-for-profit system of hospitals and healthcare providers in Ohio. Ms. Morrison has held various leadership roles at OhioHealth since joining that organization in 1988.

Ms. Morrison currently serves on the Board of Park National Bank (NYSE), Palmer-Donavin Manufacturing Company, a private company, and the Columbus Regional Airport Authority. In the past, she served on several other for-profit and non-profit boards.

Ms. Morrison was nominated to serve as a director based on her leadership, experience and judgment as an executive leader within the healthcare industry. In making its nomination of Ms. Morrison, the Nominating Committee considered her valuable and extensive experience and knowledge in the areas of governance, government affairs, auditing, finance, ethics and compliance, healthcare, strategic planning and mergers and acquisitions.

ROBERT M. PATTERSON

Age: 53
Independent Director since 2020
Audit (Chair) and Stock Repurchase Committee member
Audit Committee Financial Expert

From May 2014 to December 2023, Mr. Patterson served as President and Chief Executive Officer of Avient Corporation, a provider of specialty polymer materials, and from May 2016 also served as its Chairman of the Board. From May 2008 to April 2014, Mr. Patterson served in various leadership roles with Avient, including Chief Financial Officer. Prior to that time, Mr. Patterson served in leadership roles at Novelis, Inc., a manufacturer of aluminum-rolled products, and SPX Corporation, a multi-industry manufacturer and developer.

Mr. Patterson was nominated to serve as a director based on his leadership, experience and judgment as a recent chief executive officer and chairman of a publicly traded manufacturing company and his hands on management and operations experience in various industries and markets relevant to our products and services. In making its nomination of Mr. Patterson, the Nominating Committee considered his valuable and extensive experience and knowledge in the areas of auditing, finance, global markets, operations, strategic planning, risk management, corporate governance and mergers and acquisitions, and his experience as chairman of the board of a publicly traded company.

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B. ANDREW ROSE

Age: 55
Independent Director since 2024
Audit and Compensation Committee member

From December 2023 until his retirement in October 2024, Mr. Rose served as President and CEO of Worthington Enterprises, Inc., a designer and manufacturer of industrial and consumer building products and sustainable energy solutions. From September 2020 to December 2023, Mr. Rose served as President and CEO of Worthington Industries, the predecessor to Worthington Enterprises and Worthington Steel, Inc., a steel processing business. Prior to 2020 and for more than five years, Mr. Rose served in various leadership roles at Worthington Industries, including Chief Financial Officer. Prior to that time, Mr. Rose served as a partner at MCG Capital Advisory, a private equity investment advisory firm, and Peachtree Equity Partners, a private equity investment firm.

Mr. Rose currently serves on the Board of Sterling Infrastructure Inc. (NASDAQ) and OhioHealth Corporation, a non-profit hospital and health services organization. From December 2023 to November 2024, he served on the Board of Worthington Enterprises (NYSE). In the past, he served on several other for-profit boards.

Mr. Rose was nominated to serve as a director based on his leadership, experience and judgment as a recent chief executive officer of a publicly traded manufacturing company and his years in leadership and other finance roles, both in the manufacturing and private equity sectors. In making its nomination of Mr. Rose, the Nominating Committee considered his valuable and extensive experience and knowledge in areas of finance, operations, strategic planning, risk management, and mergers and acquisitions, and his experience as a board member of several public, private and nonprofit entities.

KIMBERLY T. SCOTT

Age: 53
Independent Director since 2022
Compensation and Nominating Committee member

Since March 2025, Ms. Scott has operated KDT Strategic Advisors, LLC, a consulting firm advising private equity companies. From October 2021 to March 2025, Ms. Scott served as President and Chief Executive Officer of Vestis Corporation (formerly Aramark Uniform Services, a division of Aramark), a leading provider of uniform services. From January 2021 to September 2021, Ms. Scott served as Chief Operating Officer of Terminix Global Holdings, a provider of residential and commercial pest control services, and from December 2019 to January 2021 she served as President of Terminix Residential, a division of Terminix Global Holdings. From July 2018 to September 2019, Ms. Scott served as President of Rubicon Global Holdings, a provider of cloud-based waste and recycling solutions. Prior to that time and for more than five years, Ms. Scott served in various leadership roles at Brambles Limited, including President of CHEP North America, a global leader in the provision of reusable pallets, crates and containers and logistic services.

From October 2023 to March 2025, Ms. Scott served on the Board of Vestis Corporation (NYSE). In the past, she served on several other for-profit and non-profit boards.

Ms. Scott was nominated to serve as a director based on her leadership, experience and judgment as a president and chief executive officer of a leading global uniform services provider and her management and operations experience in various industries and markets relevant to our products and services. In making its nomination of Ms. Scott, the Nominating Committee considered her valuable and extensive experience and knowledge in the areas of manufacturing, supply chain, operations, logistics, strategic planning, global markets, customer service, environmental, risk management, and mergers and acquisitions.

Proposal 1: Board Recommendation
The Board of Directors recommends that Class B stockholders vote FOR the election of all nominees listed above to the Board of Directors.
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PROPOSAL 2: Ratification of Appointment of Independent Auditor
The Board of Directors is recommending that the Company's Class B stockholders consider and vote at the Annual Meeting to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditor for fiscal year 2026.
Deloitte & Touche LLP served as our independent registered public accounting firm for fiscal 2025, which ended September 30, 2025. Deloitte & Touche LLP was initially engaged by the Audit Committee as our independent registered public accounting firm in August 2014. See "Audit Committee Pre-Approval Policy" and "Fees of the Independent Registered Public Accounting Firm" for additional information.
The Audit Committee and the Board believe the appointment of Deloitte & Touche LLP as the Company's independent registered accounting firm and auditor for fiscal year 2026 is appropriate because of the firm's reputation, qualifications, and experience. Although not required, the Board is submitting the appointment of Deloitte & Touche LLP to Class B stockholders for ratification as a matter of good corporate practice.
It is currently expected that a representative of Deloitte & Touche LLP will attend the Annual Meeting via the live webcast, will have an opportunity to make a statement if such representative so desires, and will be available to respond to appropriate questions from stockholders.
The favorable vote of a majority of the outstanding shares of Class B Common Stock present and voting at the Annual Meeting on this Proposal is required to ratify, on an advisory basis, the appointment of Deloitte & Touche LLP. Abstentions on this Proposal will have the same effect as not voting or expressing a preference, as the case may be, and will not have a positive or negative effect on the outcome of this Proposal. This Proposal is considered a routine matter on which a broker or other nominee has discretionary authority to vote. Accordingly, brokers, banks and other similar institutions may vote uninstructed shares of their clients on this Proposal.
This vote is advisory and therefore will not be binding on the Company, although the Company may take into account the outcome of the vote when considering future appointments of independent auditors. Even if the selection of Deloitte & Touche LLP is ratified by Class B stockholders, the Audit Committee, in its discretion, could decide to terminate the engagement of Deloitte & Touche LLP and to engage another independent registered public accounting firm as the Company's auditor if the Audit Committee determines such action is in the best interests of the Company and our stockholders.

Proposal 2: Board Recommendation
The Board of Directors recommends that Class B stockholders vote FOR ratification of the Audit Committee's appointment of Deloitte & Touche LLP as the Company's independent auditor for fiscal year 2026.
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PROPOSAL 3: Advisory Vote on Compensation of Named Executive Officers
At the Annual Meeting, the Class B stockholders will be requested to consider and vote upon the following resolutions concerning the compensation of the Company's NEOs for fiscal 2025, pursuant to Section 14A of the Securities Exchange Act of 1934.
"Resolved, that the Class B Stockholders hereby approve, on an advisory basis, the compensation of the Company's Named Executive Officers, as disclosed in the Compensation Discussion and Analysis and Executive Compensation Tables, as well as the other narrative compensation disclosures contained in this 2026 proxy statement."
This vote is advisory only and not binding on the Board, although the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation
The Board of Directors recommends that Class B stockholders vote FOR approval of the compensation of the Named Executive Officers.

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CORPORATE GOVERNANCE
Board of Directors
The Board currently consists of nine independent directors and one director, Mr. Rosgaard, who is an employee of the Company.

Skills and Attributes of our Board
The Board is committed to identifying directors for nomination with the highest ethical values and integrity, mature judgement, unbiased perspective, and the deep expertise necessary to provide proper oversight and counsel to the Company. The Board in collaboration with the Nominating Committee regularly evaluates the skills, qualifications, and experiences desirable of our Board to successfully achieve our long-term business strategies and serve the interest of our stockholders, customers, employees, and communities.
Our directors bring a balanced mix of skills, qualifications, and experiences and we believe their varied backgrounds contribute to an effective and well-balanced Board. Listed below is a summary of the combined skills and attributes of our Board:

Leadership	Directors with senior leadership experience in complex public, private, and government organizations, whether as an officer or board member, are better able to oversee the management of the Company. This experience brings perspective in analyzing and overseeing the execution of important operational issues and developing strategy to drive change and growth. Directors with leadership experience generally possess strong abilities to motivate and manage others and to recognize and develop leadership skills in others.
Governance/Board Service	Directors with corporate governance experience gained from service on company boards provide valuable insight into the dynamics and operations of the Board and the impact that governance and compensation decisions have on the Company and stockholders. This supports the Company's goals of strong corporate governance practices through Board and management accountability, transparency, legal and regulatory compliance, and protection of stockholder interests.
International	Directors with international or global markets experience bring valuable knowledge and perspective of global industry dynamics to the Company, including exposure to different cultural perspectives and practices and different political and regulatory environments. This provides critical insight into the scope of opportunities and risk related to our international operations.
Manufacturing/Supply Chain	Directors with experience and responsibility for managing or overseeing the manufacturing operations and supply chain logistics of a company gain extensive experience with maximizing operational performance and efficiencies while managing expenses and can provide insight and guidance in connection with strategy to deliver cost savings and fuel growth through sustainable means.
Accounting/Finance	Directors with an understanding of accounting, financial reporting, capital allocation processes, and financial markets are essential to ensuring effective oversight of the Company's financial resources and processes and providing valuable advice and insights with respect to establishing a successful capital strategy critical to our ongoing success.
Strategy/M&A	Directors with strategic planning and merger and acquisition experience are able to provide insight as we identify the best strategic manner in which to expand our business and drive growth either through innovative strategic initiatives or acquisitions and other business ventures. Such individuals can provide valuable guidance on how to develop a strategic plan and oversee the execution of key strategic initiatives and evaluate our progress of those initiatives.
Risk Management	Directors with risk management and compliance oversight experience can provide valuable insight and guide the Board and management in executing its responsibilities to identify, evaluate, and understand the various risks and the magnitude of those risks facing the Company and ensure there are appropriate policies and procedures in place to effectively mitigate and manage those risks.
Government/ Legal	Directors with government and legal experience have valuable insight into the key issues the Company faces with navigating and complying with legal reporting requirements and governmental and regulatory affairs in a complex global economy.
Technology	Directors with digital and technology experience have valuable insight into the evolution of fast-paced technology, can assess and advise on potential information security challenges, and improve efficiency and productivity through oversight of the selection and implementation of new technologies to enhance safety, operations, and sales.
Healthcare	Directors with healthcare services and hospital systems experience are able to provide valuable insight into the complexity of the healthcare industry and can provide guidance on supporting and enhancing health and well-being within in our zero-harm safety strategy and Company offered health and wellness benefits.

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Board Responsibilities
The Board oversees, counsels, and directs management in the long-term interest of our stockholders. The primary responsibilities of the Board and its committees include:
•Strategy: The Board actively works with management to develop annual and long-term strategies for the Company. The Board evaluates, approves, and monitors the achievement of our business, strategic, and financial objectives, plans, and actions.
•Leadership and Succession Planning: The Board and the Nominating Committee are responsible for the selection and evaluation of our directors for election to the Board and oversee Board succession planning, and the Board and the Compensation Committee oversee the succession planning process for the Chief Executive Officer ("CEO") and other senior executive officers.
•Operating Performance: The Board regularly monitors our operational execution and financial performance and discusses improvements and changes when appropriate. The Board holds management accountable for the execution of our strategic plans. The Board and the Audit Committee also work with management in the assessment and mitigation of our major risk factors.
•Governance: The Board and its committees oversee the establishment, implementation, and maintenance of policies, practices, and procedures to ensure that our business is conducted with the highest standards of ethical conduct and in conformity with applicable laws.
•Sustainability: The Board and the Nominating Committee monitor environmental, social, and governance related issues and the Company's sustainability strategies.

Committees of the Board
The Board currently has the following committees:

AUDIT COMMITTEE	5 meetings in fiscal 2025
Members: Robert M. Patterson (Chair and Audit Committee Financial Expert) Jillian C. Evanko Karen A. Morrison B. Andrew Rose
Primary Responsibilities:
•Oversees the integrity of our financial reporting and accounting process
•Reviews audits of our consolidated financial statements and effectiveness of the internal accounting controls and internal auditing methods
•Oversees our enterprise risk management program and cyber risk exposures
•Oversees our compliance with legal and regulatory requirements
•Monitors and evaluates our internal audit function and reviews the internal audit plan
•Appoints and oversees our independent auditors and reviews their qualifications, independence, compensation, and performance
•Meets separately and on a regular basis with Company’s independent auditors and internal audit function to consult and review the scope of their audits
•Reviews critical audit matters
•Reviews and approves related party transactions

COMPENSATION COMMITTEE 8 meetings in fiscal 2025
Members: Mark A. Emkes (Chair) John W. McNamara Frank C. Miller B. Andrew Rose Kimberly T. Scott
Primary Responsibilities:
•Oversees the execution of our compensation philosophy and objectives
•Reviews and approves annually corporate goals and objectives relating to the CEO's compensation, evaluates the CEO's performance, and reviews and approves annually the total compensation of the CEO
•Reviews and approves annually the total compensation of other executive officers of the Company
•Oversees succession planning process for the CEO and other senior executive officers
•Reviews at least annually our incentive compensation and equity-based compensation plans, including their design and implementation
•Appoints and oversees an independent compensation consultant and reviews its independence and performance
•Evaluates and approves compensation for outside directors
•Reviews and confirms our incentive compensation plans do not encourage unnecessary and excessive risk
•Reviews and discusses with management the Compensation Discussion and Analysis and recommends to the Board its inclusion in the proxy statement
•Administers our short-term and long-term incentive plans, which each have received stockholder approval
•Approves participants for incentive plans from among our executive officers and key employees
•Establishes the performance goals and target award amount to be earned by participants based upon the level of achievement of such performance goals
•Certifies the extent to which the performance goals have been achieved and determines the amount of the awards that are payable to participants

Greif - Proxy Statement 14

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE 4 meetings in fiscal 2025
Members: John W. McNamara (Chair) Mark A. Emkes Frank C. Miller Kimberly T. Scott
Primary Responsibilities:
•Evaluates and recommends to the Board qualified director nominees for election using the criteria set forth in the Committee’s charter
•Evaluates and recommends changes to the size, composition, and structure of the Board and its committees
•Reviews and recommends Board and committee leadership structure and committee membership
•Assists the Board with oversight and review of environmental, social, and governance matters
•Administers and oversees the annual Board and Committee evaluation process
•Oversees Board succession planning
•Reviews and recommends to the Board changes to our corporate governance guidelines

STOCK REPURCHASE COMMITTEE 0 meetings in fiscal 2025
Members: Bruce A. Edwards (Chair) Frank C. Miller Robert M. Patterson	Primary Responsibilities: •Administers our stock repurchase program
The Board held four meetings during fiscal 2025 and all incumbent directors attended at least 75 percent of the meetings of the Board and committees on which he or she served during his or her respective periods of service. Under our Corporate Governance Guidelines, directors are expected to attend our Annual Meeting. All directors nominated for election, at that time, attended the 2025 virtual annual meeting.

Board Leadership Structure
Our Board is the ultimate decision-making body of the Company, except for those matters reserved to or shared with the stockholders. The day-to-day business is conducted and managed by the management of the Company under the direction of the CEO. Our current Board leadership structure consists of a Chairman of the Board, Mr. Edwards, an independent director, eight other independent directors, and one management director, Mr. Rosgaard, our current CEO.
Our Board believes maintaining separate Chairman and CEO roles continues to be an effective Board leadership structure for the Company. This structure will continue to permit Mr. Rosgaard to primarily focus his time and attention on the business operations, while Mr. Edwards, as Chairman of the Board, directs his attention on guiding the Board’s agenda and setting priorities for the Company to strategically address opportunities and challenges. Mr. Edwards' tenure as a director of the Company and his service in a variety of roles as an independent director and business leader of other companies adds valuable insight as Chairman of the Board. The fact that Mr. Edwards is independent also strengthens the Company's corporate governance framework. Mr. Rosgaard, our CEO, has extensive insight into the Company's current opportunities and challenges gained from his service as an executive officer of the Company since 2015. However, it is the Board’s belief that no single organizational model is best or most effective in all circumstances. Therefore, although the Board has determined that this leadership structure is the most effective and in the best interests of our stockholders at this time, the Board may implement another structure if deemed to be appropriate in the future.
Our Board has adopted various policies to provide for a strong and independent Board, including the following:
•The majority of the Board must be independent of management and have no material relationship with the Company, either directly or indirectly as a partner, stockholder, or officer of an organization that has such a relationship with the Company, and must meet the standards of independence under the applicable rules of the SEC and NYSE listing standards.
•Only independent directors are members of the Compensation, Audit, and Nominating Committees.
•Independent, non-management directors meet at least four times each year, and during at least one of those meetings, an executive session is scheduled that includes only independent directors.

Director Independence
Pursuant to NYSE rules, in order for a director to qualify as “independent,” the Board must affirmatively determine that the director has no material relationship with the Company or management that would impair the director’s independence. The Board has adopted categorical standards to assist it in making its determination of director independence.
The Board has determined that all current directors have no material relationships with the Company and, therefore, are independent, except for Mr. Rosgaard. Mr. Rosgaard is currently an employee of the Company. The Board has determined that Mr. Miller is independent because amounts paid for legal services to Baker & Hostetler LLP, where Mr. Miller was a partner during fiscal 2025, were not material to the Company or to the firm (less than $1,000,000), and the nature of the relationship has been properly disclosed to the Board. The Board has also determined that Ms. Scott is independent. The amounts paid for uniform services by the Company to Vestis Corporation, where Ms. Scott served as President and Chief Executive Officer until March 2025, were not material to the Company or Vestis Corporation (less than $25,000). In addition, Ms. Scott's husband serves as the SVP Operations for Tarkett, which is both a supplier and customer of the Company. Neither the amounts paid for recyclable fiber by the Company to Tarkett (less than $10,000) nor
Greif - Proxy Statement 15

the amounts paid for cores by Tarkett to the Company (approximately $2,000,000) were material to the Company or Tarkett. The nature of the relationships with Vestis Corporation and Tarkett have been properly disclosed to the Board.

Board’s Role in Risk Management Oversight
The Board takes an active role in the oversight of our most significant risks. The Board executes its risk oversight function at the Board level and through delegation to its Board committees. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. The Board recognizes it is neither possible nor prudent to eliminate all risk. Purposeful and appropriate risk-taking is essential for us to be competitive and to achieve our long-term strategic objectives.
While the Board and its committees oversee risk management, management is responsible for day-to-day management of the various enterprise risks facing the Company. Management has developed and administers a formal enterprise risk management program that is a Company-wide effort involving both the Board and management. Management’s role is to identify, mitigate, guide, and review the efforts of our business units with respect to risk, consider whether various risks are acceptable, and approve plans to deal with critical business risks that could prevent achievement of our business goals or plans. The Board receives detailed management reports that assess the material risk to us, including strategic, operational, financial, infrastructure, legal, regulatory, cybersecurity, and other external risks facing the Company and ensures that management develops and maintains comprehensive risk management policies and procedures to assess, mitigate, and monitor those risks. The risk oversight responsibilities of the Board and its committees are summarized below:

Board of Directors	Audit Committee	Compensation Committee	Nominating Committee
Oversees our risk management processes to support the achievement of our long-term strategic objectives
Delegates certain risk management oversight responsibilities to its committees and receives regular reports from each committee

  Oversees risks related to financial statements, financial reporting and disclosure process, accounting, and legal matters
  Oversees the internal audit function
  Oversees the enterprise risk management program and cyber risk exposures
  Oversees risk related to the integrity of our internal controls process
  Reviews related party transactions

  Oversees the risks related to the design and structure of our compensation and benefits program
  Reviews incentive compensation arrangements to confirm incentive pay does not encourage unnecessary and excessive risk taking

  Oversees risks associated with corporate governance policies and procedures and Board performance
  Oversees risks associated with Board composition and committee structure
  Monitors and reviews emergent environmental, social, and governance related issues, risks, and trends that could affect the Company's business activities and performance

Board’s Role in Sustainability Oversight
The Board believes that the pursuit of sustainability efforts is important to our stakeholders and is appropriately represented in our corporate strategy. Sustainability efforts are pursued through a framework that includes an environmental, inclusion, and governance topics and extends to all levels of our organization in support of our ongoing business strategy. The Board has delegated primary responsibility for oversight of these matters to the Nominating Committee. The Nominating Committee evaluates and reviews the Company's policies, activities, and programs related to sustainability matters and makes recommendations to the Board. The Nominating Committee also monitors and evaluates emergent sustainability-related issues, risks, and trends that could affect the Company's business activities and performance, and reviews and assesses the Company's progress against relevant external indices and the Company's strategic short-term and long-term sustainability goals. The Board receives annual updates on behalf of our Sustainability Steering Committee.
While the Board and the Nominating Committee oversee the Company's sustainability efforts, management is responsible for the day-to-day coordination of integrating sustainability into our strategy and operations, reviewing our sustainability progress and priorities quarterly, and ensuring accountability at all levels of our organization administered through our Sustainability Steering Committee. Our Sustainability Steering Committee meets on a quarterly basis with the leaders of our global sustainability teams that comprise the Sustainability Management Team, who are responsible for tracking the level of achievement of our global sustainability targets. The Sustainability Steering Committee guides the activities of our Sustainability Management Team, which works with topic teams consisting of representatives from each of our business units to drive facility-level projects and priorities.

Greif - Proxy Statement 16

BOARD OF DIRECTORS
NOMINATING COMMITTEE
SUSTAINABILITY STEERING COMMITTEE
SUSTAINABILITY MANAGEMENT TEAM
ENERGY & EMISSIONS TEAM
WASTE TEAM
GOVERNANCE TEAM
LABOR PRACTICES TEAM
PROCUREMENT TEAM

During fiscal year 2023, we announced our 2030 sustainability targets that focus on decarbonization, waste reduction, circularity, and supply chain. Our long-term sustainability targets from an environmental perspective include reducing our Scope 1 and Scope 2 greenhouse emissions to combat climate change through the increased use of renewable power, energy efficient equipment, and the testing of new technologies, achieving zero waste to landfill at 97 percent of our production facilities, and accelerating our progress to achieve 100% recyclability, along with increased recovery of used products and use of recycled materials. We actively engage and collaborate with customers and suppliers to deliver innovative products that assist with reducing the environmental impact of packaging solutions and support decarbonization goals, while expanding our end-of-life and recycling capabilities to meet the growing demand for circular packaging solutions.
From a corporate social perspective we are actively advancing programs to create an even safer, more engaged and inclusive workforce setting where all colleagues can grow and thrive. Our safety, inclusion, and colleague engagement goals include annual progress towards achieving zero harm at all facilities globally and the expansion of internal human rights assessments.
We published our first sustainability report in 2009 and issued our 16th consecutive sustainability report in April 2025, which was based on our fiscal year performance ending October 31, 2024. The report provides our 2025 sustainability goals and 2030 sustainability targets and highlights progress and strategies underway to achieve those goals and targets. Our sustainability report is prepared with reference to the Global Reporting Initiative Standards, SASB Application Guidance and fulfills the United Nations Global Compact annual Communication on Progress. We also aligned our climate-related disclosures with recommendations from the Task Force on Climate-related Financial Disclosures. Our 2024 report is available in full at https://www.greif.com/sustainability-2024/report-downloads/.

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Notable highlights and awards include the following:

Environmental Highlights
•3.6 million containers reconditioned, remanufactured, or recycled (95,480 metric tons virgin material saved) in 2024
• Approximately 3.4 million tons of recycled fiber collected, brokered, and/or processed in 2024
• More than 1.78 million tons of recycled paper used in our paper products in 2024
• 71% of all fiber products manufactured were sourced from recycled materials in 2024
• Overall, diverted 87% of production waste from landfills in 2024
• 172 production facilities diverted ≥ 90% of waste from landfills in 2024
• 60 zero waste to landfill production facilities in 2024

Colleague Highlights
•Rated in 85th percentile for employee engagement among all manufacturing companies in 2025 (Gallup Q12 Engagement Survey), earning Greif the 2025 Gallup Exceptional Workplace Award
•Implemented a collaborative environmental, health, and safety committee consisting of management and workers at 100% of production facilities

Awards
•Received a 4-Leaf rating for eco-manufacturing by the Singapore Environmental Council in 2024
•Maintained an ESG rating of “AA” by MSCI ESG Research LLC since 2022
•Maintained Prime status by ISS ESG in 2025
•Received an EcoVadis score of 75 in 2025
•Recognized as one of America's Most Responsible Companies for the sixth consecutive year in 2025 by Newsweek.
•Recognized as one of America's Top 100 Most Loved Workplaces for the fifth consecutive year in 2025 by The Wall Street Journal
•Recognized as a Global Most Loved Workplace for the third consecutive year in 2025 by Newsweek

Availability of Corporate Governance Documents
The Board has adopted the following corporate governance documents (the “Corporate Governance Documents”):

Corporate Governance Guidelines
Code of Conduct for directors, officers, and employees (available in several different languages)
Code of Ethics for Senior Financial Officers
Independence Standards for Directors
Incentive Compensation Recovery Policy
Stock Ownership Guidelines applicable to directors, officers, and other key employees Audit Committee Charter Nominating Committee Charter Compensation Committee Charter Insider Trading Policy
Each of the Corporate Governance Documents are posted on our website at www.greif.com under “Investors - Corporate Governance - Governance Documents.” The Insider Trading Policy has also been filed as Exhibit 19 in the Annual Report on Form 10-KT for the fiscal year ended September 30, 2025. Copies of each of the Corporate Governance Documents are also available in print to any stockholder of the Company, without charge, by making a written request to the Company. Requests should be directed to Greif, Inc., Attention: Secretary, 425 Winter Road, Delaware, Ohio 43015.

Greif - Proxy Statement 18

Director Compensation for Fiscal 2025
The following table sets forth the compensation paid to our current and former outside directors during fiscal 2025:

Name (1)	Fees ($)	Stock Awards ($) (2)	All Other Compensation ($)	Total ($)
Bruce A. Edwards	235,053	159,947	—	395,000
Mark A. Emkes	147,553	159,947	—	307,500
Jillian C. Evanko	117,053	159,947	—	277,000
John W. McNamara	137,553	159,947	—	297,500
Frank C. Miller	122,553	159,947	—	282,500
Karen A. Morrison	117,053	159,947	—	277,000
Robert M. Patterson	142,053	159,947	—	302,000
B. Andrew Rose	117,053	159,947	—	277,000
Kimberly T. Scott	122,553	159,947	—	282,500
(1)As an employee of the Company during fiscal 2025, Mr. Rosgaard was not compensated for his services as a director. See “Executive Compensation Tables - Summary Compensation Table” for information on Mr. Rosgaard's compensation as CEO.
(2)Amounts in this column represent the dollar amount recognized for financial statement reporting purposes during fiscal 2025 computed in accordance with Accounting Standards Codification (“ASC”) 718 and represents the cash value of the total number of restricted shares of Class A Common Stock awarded to such director during fiscal 2025 under our Amended and Restated Outside Directors Equity Award Plan (2,668 shares per outside director serving as of the 2025 annual meeting). The amounts reported reflect the closing price of our shares of Class A Common Stock on February 21, 2025 ($59.95), the last trading day preceding the date on which the shares were granted.
As of September 30, 2025, each current outside director owned 6,931 shares of Class A Common Stock that had been awarded under the Amended and Restated Outside Directors Equity Award Plan (or, prior to 2023, the 2005 Directors Equity Plan, defined below) that were subject to restrictions on transfer, except Ms. Evanko and Mr. Rose who each owned 4,133 shares of Class A Common Stock subject to restrictions on transfer. For the aggregate number of restricted and non-restricted shares of Class A and Class B Common Stock beneficially owned by each of the outside directors, see “Stock Holdings of Certain Beneficial Owners and Management.” No stock options have been awarded to any outside director since 2005 and no stock options are outstanding.

Director Compensation Arrangements
The Compensation Committee is responsible for setting the overall compensation strategy and policies for our outside directors. Directors who also serve as employees of the Company or any of its subsidiaries are not compensated for their service as a director. Directors may also receive additional compensation for performing duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of a director or committee member.
The compensation fee arrangement for our outside directors for fiscal 2025 is set forth below. The Board annual cash retainer was paid in equal quarterly installments, as applicable. The annual Committee and Chair cash retainers were paid annually, as applicable. The stock award is issued annually after the annual stockholders meeting.

Board of Director Position	Board Annual Retainer	Stock Award
Chairman of the Board	$235,000	$160,000
All Other Outside Directors	$105,000	$160,000
Committee	Committee Annual Retainer	Committee Chair Annual Retainer
Audit	$12,000	$25,000
Compensation	$10,000	$25,000
Nominating	$7,500	$15,000
The Compensation Committee administers the Amended and Restated Outside Directors Equity Award Plan, which provides annual equity awards to outside directors. Prior to the 2023 annual meeting, the Compensation Committee administered the 2005 Outside Directors Equity Award Plan (the "2005 Directors Equity Plan"), which was replaced by the Amended and Restated Outside Directors Equity Award Plan. Each outside director elected during the 2025 annual meeting of stockholders (held on February 24, 2025) received a number of restricted shares of Class A Common Stock under this plan in an amount equal to approximately $160,000 divided by the last reported sale price of a share of Class A Common Stock on the NYSE on February 21, 2025 (the last trading day immediately preceding the date of the 2025 annual meeting). None of these shares of Class A Common Stock are subject to any risk of forfeiture; however, such shares are subject to restrictions on transfer for three years. All such shares are fully vested on the award date with eligibility to participate in the receipt of all dividends declared on our shares of Class A Common Stock.
In addition to the compensation described above, we provide a health and wellness program for our outside directors which includes annual physical exams, and we reimburse outside directors for expenses incurred to attend Board and committee meetings. We offer no other perquisites to our outside directors.

Stock Ownership Guidelines for Directors
Each outside director is required to own a minimum of five times his or her annual retainer in shares of Company common stock after five years of service as a director. Restricted shares of Class A Common Stock awarded to an outside director under any of our outside
Greif - Proxy Statement 19

director equity award plans and the receipt of which has been deferred at the election of such outside director under the terms of the Directors Deferred Compensation Plan, described below, are counted as owned by the deferring outside director for purposes of these stock ownership guidelines. The Board evaluates whether exceptions should be made in the case of any outside director who, due to his or her unique financial circumstances, would incur a hardship by complying with these requirements. All outside directors are currently in compliance with our stock ownership guidelines.

Director Participation in Directors Deferred Compensation Plan
Under the Directors Deferred Compensation Plan, outside directors may elect to defer between 25 and 100 percent of their respective retainer and committee fees, as well as restricted stock awards granted under the Amended and Restated Outside Directors Equity Award Plan. Once made, any such elections (including without limitation the percentage of Board fees and/or restricted stock to be deferred) are irrevocable for all such amounts earned during the calendar year for which the election is made. The participants are fully vested in the value of their account, including investment returns, at all times.
The plan is considered an “unfunded” arrangement as amounts generally are not set aside or held by the Company in a trust, escrow, or similar account. Notwithstanding the foregoing, deferrals of restricted stock are held in a "rabbi trust" established by the Company. Deferrals of cash compensation under the plan are credited to a participant’s account under the plan as “Phantom Shares.” “Phantom Shares” have a value equal to the market value from time to time of shares of our Class A Common Stock. The number of Phantom Shares credited to a participant’s account is based on the dollar amount of deferral, divided by the then-current per share value of our shares of Class A Common Stock. If a dividend is declared and credited on shares of our Class A Common Stock, the Phantom Shares are credited with a corresponding dividend in the form of additional Phantom Shares within sixty days of that date. Dividends paid on shares of restricted stock held in the rabbi trust are contributed to the rabbi trust and are paid from the rabbi trust to the participants and are not accumulated in the rabbi trust.
Generally, the plan provides that each participant will receive his or her cash deferral account value as retirement benefits under the plan upon termination from Board membership in substantially equal monthly payments over a ten year period, and will receive all restricted stock deferrals in a single distribution on the first day of the second month following a participant's termination from Board membership. However, participants may elect to receive:
•Cash compensation deferrals (credited as Phantom Shares) in a single lump sum payment, annual installments over a five-year period or a series of two payments. Depending on the form of payment elected, a participant may choose a fixed date for distribution or the earlier of a fixed date or such participant's termination of Board membership. If a Participant elects to receive a series of two payments, the participant must specify a fixed date for each payment and must specify the percentage of his or her cash compensation deferral to be paid on each specified date.
•Restricted stock deferrals upon: (a) a fixed date that is at least three years after the date the restricted stock is awarded; or (b) the earlier of (i) a fixed date that is at least three years after the date the restricted stock is awarded, or (ii) the participant’s termination from Board membership.

Greif - Proxy Statement 20

Executive Officers of the Company
The following information relates to executive officers of the Company as of the date of this proxy statement (elected annually):

Name	Age (1)	Positions and Offices	Year first became executive officer
Ole G. Rosgaard	62	President and Chief Executive Officer	2015
Lawrence A. Hilsheimer	67	Executive Vice President, Chief Financial Officer	2014
Bala V. Sathyanarayanan	54	Executive Vice President, Chief Human Resources Officer	2018
Gaylord A. Benner	50	Senior Vice President, SBU GM, Sustainable Fiber Solutions	2025
Timothy L. Bergwall	60	Senior Vice President, Chief Commercial Officer	2014
Vivian E. Bouet	53	Senior Vice President, Chief Information and Digital Officer	2022
L. Dennis Hoffman	57	Senior Vice President, General Counsel and Secretary	2025
J. Alexander Johansson	54	Senior Vice President, SBU GM, Durable Metal Solutions	2025
Kimberly A. Kellermann	48	Senior Vice President, Chief Operations Officer	2022
Matthew B. Leahy	46	Senior Vice President, SBU GM, Innovative Closure Solutions	2025
Gustavo H. Libanio	50	Senior Vice President, SBU GM, Customized Polymer Solutions	2025
Vidhya S. Sriram	48	Vice President, Corporate Treasurer	2025
Michael J. Taylor	41	Vice President, Corporate Controller	2022
(1)As of February 23, 2026, the date for the 2026 Annual Meeting of the Company.
Ole G. Rosgaard has served as President and Chief Executive Officer since February 2022. From July 2021 to February 2022, Mr. Rosgaard served as Chief Operating Officer. From June 2019 to June 2021, he served as Senior Vice President and Group President of Global Industrial Packaging, and from June 2019 to September 2020, Mr. Rosgaard was also responsible for Global Sustainability. From June 2017 to June 2019, Mr. Rosgaard served as Senior Vice President and Group President, Rigid Industrial Packaging & Services ("RIPS") - Americas and Global Sustainability. From August 2015 to June 2017, he served as Vice President and Division President, RIPS-North America. In January 2016, he assumed additional responsibility for RIPS-Latin America and Container Life Cycle Management LLC. Prior to joining the Company in August 2015, and for more than five years, he served in various roles of increasing responsibility with Icopal a/s, a designer, manufacturer and installer of high end roofing solutions, including managing director in Denmark, group managing director/chief executive officer of the West European Region and group managing director/chief executive officer of the Central European Region.
Lawrence A. Hilsheimer has served as Executive Vice President and Chief Financial Officer since joining the Company in May 2014. From April 2013 to April 2014, Mr. Hilsheimer was executive vice president and chief financial officer of The Scotts Miracle-Gro Company. From August 2012 to March 2013, Mr. Hilsheimer was the president and chief operating officer of Nationwide Retirement Plans, a division of Nationwide Mutual Insurance Company. From January 2010 to July 2012, Mr. Hilsheimer was the president and chief operating officer of Nationwide Direct & Customer Solutions, also a division of Nationwide Mutual Insurance Company. For the two years prior to that time, he was executive vice president and chief financial officer of Nationwide Mutual Insurance Company. Prior to joining Nationwide, he was vice chairman and regional managing partner for Deloitte & Touche USA, LLP, which included serving on the board of directors of the Deloitte Foundation. Mr. Hilsheimer is a director and chair of the audit committee and member of the nominating and corporate governance committee of Installed Building Products, Inc., a publicly traded (NYSE) installer of insulation products and is the lead independent director and chair of the audit committee of Root, Inc., a publicly traded (Nasdaq) technology-based insurance company.
Bala V. Sathyanarayanan has served as Executive Vice President and Chief Human Resources officer since July 2021. From November 2018 to June 2021, Mr. Sathyanarayanan was Senior Vice President and Chief Human Resources Officer. From January 2017 to October 2018, Mr. Sathyanarayanan served as executive vice president, human resources, North American Operations, for the Xerox Corporation. From July 2012 to January 2017, Mr. Sathyanarayanan was vice president, business transformation and human resources, Xerox Technology, a provider of print and digital document products and services. Prior to joining Xerox Corporation, and for more than five years, Mr. Sathyanarayanan served in various human resources roles at Hewlett-Packard Inc., a global provider of personal computers and printers and printing solutions.
Gaylord A. Benner has served as Senior Vice President, Strategic Business Unit General Manager for Sustainable Fiber Solutions since November 2025. From May 2024 to October 2025, Mr. Benner served as Global Vice President for Boxboard & Converted within the Fiber segment. From November 2022 to April 2024, he served as Vice President and General Manager of the Industrial Products Group. From July 2019 to October 2022, he served as Vice President and General Manager for Global Industrial Packaging across the Americas. Since joining Greif in 2002, Mr. Benner has served in various senior leadership roles with responsibility spanning Asia Pacific, North America, and Latin America within Rigid Industrial Packaging, Flexible Products and Services, and Global Supply Chain and Logistics.
Timothy L. Bergwall has served as Chief Commercial Officer since November 2024 and Senior Vice President since February 2019. From May 2015 to October 2024, Mr. Bergwall served as Group President, Paper Packaging & Services and President of Soterra LLC. Prior to that time, Mr. Bergwall served as Vice President and Division President, Paper Packaging & Services and held various other leadership roles in paper packaging at Greif.
Greif - Proxy Statement 21

Vivian E. Bouet has served as Senior Vice President, Chief Information and Digital Officer since December 2024 and Vice President since joining the Company in December 2022. From October 2018 to December 2022, Ms. Bouet served as chief information officer at CPS Energy, the largest municipally owned electric utility provider in the United States. From August 2014 to October 2018, Ms. Bouet served as executive senior director, business transformation at Walgreen's, an international leader in integrated healthcare, pharmacy, and retail services. From July 2007 to August 2014, Ms. Bouet served in various technology leadership roles at Anthem, Inc. (currently known as Elevance Health, Inc.). Prior to that time, and for more than five years, Ms. Bouet served as a principal consultant in technology, supporting multiple industries.
L. Dennis Hoffman has served as Senior Vice President, General Counsel and Secretary since October 2025. From March 2019 to September 2025, Mr. Hoffman served as Vice President, Deputy General Counsel and Assistant Secretary. From April 2010 to February 2019, he served as Assistant General Counsel. Prior to joining Greif in 2010, Mr. Hoffman held roles as a Partner at Baker Hostetler LLP and as Regional Counsel for Holcim (US) Inc.
J. Alexander Johansson has served as Senior Vice President, Strategic Business Unit General Manager for Durable Metal Solutions since November 2025. From May 2024 to October 2025, Mr. Johansson served as Global Vice President for Intermediate Bulk Containers within the Polymer segment. From July 2013 to April 2024, he served as a regional Operations Director in EMEA, first in Scandinavia and then increasing his scope to include the United Kingdom in September 2019 and Belgium in November 2021. Prior to joining Greif in 2013, Mr. Johansson held a Regional Managing Director role for the NSG Group, a leading global glass manufacturer.
Kimberly A. Kellermann has served as Chief Operations Officer since November 2024. In January 2025, she assumed additional responsibilities for Global Supply Chain. Ms. Kellermann served as Senior Vice President, Global Operations Group from February 2022 to October 2024 and as Vice President, Global Operations from June 2019 to February 2022. Prior to that time and since July 2017, she held various Vice President roles in the areas of operations and environmental, health and safety. Prior to that time and for more than five years, Ms. Kellermann served as vice president of operations at West-Ward Pharmaceuticals (formerly Boehringer Ingelheim Roxane Laboratories), an international pharmaceutical company.
Gustavo H. Libanio has served as Senior Vice President, Strategic Business Unit General Manager for Customized Polymer Solutions since November 2025. From May 2024 to October 2025, Mr. Libanio served as Global Vice President for Small, Medium, and Large Plastics within the Polymer segment. From November 2022 to April 2024, he served as Vice President and General Manager of Global Industrial Packaging across the Americas. From November 2018 to October 2022, he served as Vice President and General Manager for Latin America. Prior to joining Greif in November 2018, and for more than 5 years, Mr. Libanio held the Managing Director role at Pochet Do Brasil, a packaging producer for luxury goods.
Matthew B. Leahy has served as Senior Vice President, Strategic Business Unit General Manager for Innovative Closure Solutions since November 2025. From March 2024 to October 2025, Mr. Leahy served as Global Vice President and General Manager for the Asia Pacific region. From March 2022 to February 2024, he served as Vice President of Corporate Development and Investor Relations. From July 2018 to February 2021, he served as Director of Corporate Development. Prior to joining Greif in 2018, and for more than five years, Mr. Leahy served in various asset management roles managing industrial portfolios at leading hedge funds, including Point72 and FrontPoint Partners.
Vidhya S. Sriram has served as Vice President, Corporate Treasurer since October 2025. From August 2018 to September 2025, Ms. Sriram served as Treasury Director, from March 2017 to July 2018 as Treasury Manager, from March 2014 to March 2017, as Senior Treasury Analyst, and from March 2011 to March 2014 as Treasury Analyst. Before joining Greif in January 2008, Ms. Sriram held various positions at JPMorgan Chase, a global banking company.
Michael J. Taylor has served as Vice President, Corporate Controller since May 2022, and in this role he serves as our chief accounting officer. From April 2017 to May 2022, Mr. Taylor served as Director of Financial Reporting and Internal Controls. Prior to that time and for more than five years, he served in the assurance practice of the accounting firm PricewaterhouseCoopers LLP.

Greif - Proxy Statement 22

Stock Holdings of Certain Owners and Management
The following table sets forth the number of shares of each class of Greif securities beneficially owned, as of the close of business on December 29, 2025, by (i) each person known to the Company to be the beneficial owner of more than 5 percent of our Class B Common Stock, our only class of voting securities, (ii) each director and nominee for director, (iii) the NEOs listed in the Summary Compensation Table, and (iv) all directors, NEOs, and other executive officers as a group.

Name	Title of Class	Shares Beneficially Owned (1)		Percent of Class(2)
Patricia M. Dempsey 12781 NE 72nd Boulevard, Lady Lake, FL 32162	Class B	3,050,502	(3)(4)	14.4%
Shannon J. Diener 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	3,208,886	(3)(5)	15.1%
Mary T. McAlpin 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	3,270,076	(3)(6)	15.4%
Virginia D. Ragan 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	3,490,982	(3)(7)	16.4%
Article 4(c) Trust c/o Shannon Diener 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	2,127,026	(3)(8)	10.0%
Nicholas J. Petitti 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	2,882,210	(3)(9)	13.6%
JDH 2021 Trust c/o Nicholas J. Petitti 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	2,217,451	(3)(10)	10.4%

Timothy L. Bergwall	Class A	88,699	(12)	*
Bruce A. Edwards	Class A Class B	56,577 2,000	(11)	* *
Mark A. Emkes	Class A	44,257	(11)	*
Jillian C. Evanko	Class A	4,133	(11)	*
Lawrence A. Hilsheimer	Class A Class B	111,660 200,569	(12)	* *
Gary R. Martz	Class A Class B	95,056 28,100	(12)	* *
John W. McNamara	Class A Class B	40,038 537,138	(11) (13)	* 2.5%
Frank C. Miller	Class A	6,931	(11)	*
Karen A. Morrison	Class A	9,400	(11)	*
Patrick G. Mullaney	Class A	42,914	(12)	*
Robert M. Patterson	Class A	28,850	(11)	*
B. Andrew Rose	Class A Class B	4,152 6,500	(11)	* *
Ole G. Rosgaard	Class A Class B	177,378 4,914	(11)(12)	* *
Kimberly T. Scott	Class A	9,400	(11)	*
All directors, NEOs, and executive officers as a group (24 persons)	Class A Class B	850,306 787,040	(11)(12)	3.5% 3.7%
(1)     A person is considered to beneficially own any shares: (a) over which the person exercises sole or shared voting or investment power, or (b) of which the person has the right to acquire beneficial ownership at any time within 60 days of December 29, 2025 (such as through conversion of securities or exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner (and their spouses, if applicable).
(2)    * indicates less than 1 percent.
(3)    Only Class B Common Stock (voting stock) was reported for these stockholders.
(4)    All shares held by Ms. Dempsey as trustee under her revocable trust and a family trust.
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(5)    All shares held by Ms. Diener as custodian or trustee under her revocable trust and family trusts, including the Article 4(c) Trust described in footnote (8).
(6)    All shares held by Ms. McAlpin as trustee under her revocable trust and a family trust.
(7)    Includes shares held by Ms. Ragan as trustee under her revocable trust and a family trust. Also includes shares held by a charitable foundation (525,140 shares) of which Ms. Ragan is the president. Does not include shares held by John W. McNamara, a director of the Company, who is Ms. Ragan’s son. Ms. Ragan disclaims beneficial ownership of the shares held by Mr. McNamara.
(8)    The Article 4(c) Trust held under the Naomi C. Dempsey Declaration of Trust (the “Article 4(c) Trust”).
(9)    All shares owned by Mr. Petitti individually or held by Mr. Petitti as trustee under his revocable trust and irrevocable or family trusts. Includes the shares held by Mr. Petitti as trustee of the JDH 2021 Trust described in footnote (10). Also includes 80,000 shares that have been pledged as security for a loan.
(10) The 2021 Amended and Restated Revocable (now Irrevocable) Trust created by Judith D. Hook (the "JDH 2021 Trust"). Includes 1,200,000 shares that have been pledged as security for a loan.
(11)    This table includes restricted shares of Class A Common Stock that have been awarded to directors under our Amended and Restated Outside Directors Equity Award Plan (or the 2005 Directors Equity Plan, as the case may be), including shares the receipt of which has been deferred at the director’s election under the terms of the Directors Deferred Compensation Plan. If deferral is elected, shares are issued to the trustee of a rabbi trust established in connection with the Directors Deferred Compensation Plan. The total number of shares of Class A Common Stock held in the rabbi trust for the benefit of each director as of December 29, 2025, was as follows: Mr. Edwards - 43,871 shares; Mr. Emkes - 9,960 shares; Ms. Evanko - 2,668 shares; Mr. McNamara - 24,893 shares; Ms. Morrison - 4,684 shares; Mr. Patterson - 12,254 shares; and Mr. Rose - 2,668 shares; Ms. Scott - 6,931 shares. See also “Corporate Governance - Director Compensation for Fiscal 2025.”
(12) This table includes restricted stock units and performance stock units that have been awarded to executive officers under our LTIP for the 2023-2025 plan period, as these awards will vest within 60 days of December 29, 2025. See “Compensation Discussion and Analysis - Long-Term Incentive Plan" for further information on the LTIP and awards made thereunder.
(13)    Includes 3,000 shares owned directly by Mr. McNamara. All other shares are held by Mr. McNamara as trustee of a family trust and a voting trust or as custodian. Does not include shares held by Virginia D. Ragan, who is Mr. McNamara’s mother. Mr. McNamara disclaims beneficial ownership of all shares of Class B Common Stock held by Ms. Ragan.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons owning more than 10% of a registered class of our equity securities, to file reports of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the Securities and Exchange Commission’s regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during fiscal 2025 all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% stockholders were complied with by such persons, except as follows: a failure to timely report a transaction involving a credit of Phantom Shares under the Directors Deferred Compensation Plan occurred for Mr. Rose and Ms. Morrison, and a failure to timely report a transaction involving a gift by Ms. Ragan of 87,328 shares of Class B Common Stock to a family trust.
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COMPENSATION DISCUSSION AND ANALYSIS

Overview and Introduction
Our Board of Directors approved a change in our year end from October 31 to September 30, effective September 30, 2025. This change was intended to better align our reporting with our peer group and improve comparability. As a result, the discussion in this Compensation Discussion and Analysis ("CD&A") covers the 11-month transition period from November 1, 2024 through September 30, 2025 (“fiscal 2025”).
This CD&A identifies and describes our compensation philosophy and objectives, summarizes our executive compensation program, and discusses and reviews compensation decisions with respect to our NEOs for fiscal 2025. This CD&A should be read in conjunction with the compensation related tables that immediately follow this section, as well as with our 2025 Form 10-KT.

Summary of Executive Compensation Governance Practices
To achieve the objectives of our executive compensation program and emphasize our “pay-for-performance” philosophy, the Compensation Committee has continued to employ strong governance practices, including:

We Do	We Don’t Do
✓ Significant portion of executive total compensation “at risk”	✗ Hedging or short sales by executive officers or directors
✓ Objective and different metrics for annual and long-term incentives	✗ Significant perquisites
✓ Caps on annual and long-term incentive pay	✗ Pledging of Greif stock (requires pre-approval)
✓ Stock ownership guidelines and holding requirements	✗ Accelerated vesting of equity awards upon retirement
✓ "Pay for performance" incentive compensation confirmed by market data	✗ Employment contracts or change-in-control arrangements with executive management
✓ Incentive compensation recovery ("clawback") policy

Compensation Committee
The Compensation Committee, whose current members are Mark A. Emkes (Chair), John W. McNamara, Frank C. Miller, B. Andrew Rose, and Kimberly T. Scott, has primary oversight for the design and implementation of our executive compensation program. The Compensation Committee administers our annual cash incentive bonus plan (the “Short-Term Incentive Plan” or “STIP”) and our long-term incentive plan (the "Long-Term Incentive Plan" or "LTIP").
The Compensation Committee utilizes an independent outside compensation consultant, Willis Towers Watson ("WTW"), to provide it with peer group data and market information. While WTW also provides other services to the Company, the Compensation Committee has determined that WTW is independent because they do not have a conflict of interest that would prevent them from providing objective advice to the Compensation Committee. In determining whether WTW has a conflict of interest that would influence its advice to the Compensation Committee, the Compensation Committee considered, among other matters, the six factors set forth in the applicable SEC regulations issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, namely: the other services provided by WTW to the Company; the amount of fees payable by the Company to WTW as a percentage of that firm’s total revenues; the policies and procedures maintained by WTW to prevent or mitigate potential conflicts of interest; any business or personal relationship between any member of WTW's executive compensation team serving the Company and any member of the Compensation Committee; any stock of the Company owned by any member of WTW's executive compensation team serving the Company; and any business or personal relationship between any member of WTW's executive compensation team serving the Company and any executive officer of the Company. The Compensation Committee reviewed information provided by WTW addressing each of these factors. These SEC regulations retain the principle that the Compensation Committee should have the final say in determining the independence and objectivity of its advisors. No single factor was considered by the Compensation Committee as more important than any other factor or automatically disqualified WTW from being objective.

Compensation Philosophy and Objectives
The Compensation Committee’s compensation philosophy and objectives are designed to align our executive compensation with achieving business and financial goals that drive long-term stockholder value. To achieve this “pay-for-performance” philosophy, the Compensation Committee has established the following key objectives:

Key Objectives of Our "Pay for Performance" Philosophy
•Attract, recruit and hire talented and outcome driven executives on a local, national, or global basis as needed and appropriately incentivize and reward our current executive officers.
•Offer short-term and long-term incentive bonus plans that motivate and incentivize our executive officers by linking compensation to the achievement of targeted financial, business, and individual performance goals.
•Emphasize at-risk components of an executive compensation program to motivate and incentivize our executive officers to drive stockholder value and align their interests with the interest of our stockholders.

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The Compensation Committee attempts to achieve its policies and philosophies by establishing performance objectives for our executive officers and by linking their compensation to these financial performance goals, which may include, but are not limited to, targets for earnings before interest, tax, depreciation, depletion, amortization, and special items ("EBITDA"), operating profit before special items ("OPBSI"), operating working capital as a percent of revenue ("OWC"), and total shareholder return ("TSR") relative to the Russell 2000 Index. The Compensation Committee further believes that a portion of each executive’s compensation should be linked to our short-term and long-term performance. In that regard, the Company has the STIP, an annual cash incentive bonus plan that links the annual payment of cash bonuses to the achievement of targeted financial performance goals, and the LTIP, a long-term incentive plan that links the issuance of stock to the achievement of targeted financial performance goals over a three-year performance period. The LTIP aligns long-term stockholder value by including a TSR metric and providing for payouts in restricted stock. See “Elements of Our Compensation Program - Short-Term Incentive Plan" and "Long-Term Incentive Plan.” The LTIP is also intended to facilitate compliance with our stock ownership guidelines. See “Elements of Our Compensation Program - Stock Ownership Guidelines” below.
At-Risk Compensation Philosophy
In determining the award levels for each of the elements in our total compensation program, the Compensation Committee's philosophy is to "pay-for-performance". As a result, the Compensation Committee places relatively greater emphasis on the variable components of compensation, the STIP and LTIP, to align the interests of our executive officers with the interests of our stockholders and motivate them to drive stockholder value. These variable components are balanced with retention incentives provided by base salary and restricted stock awards. The LTIP is designed to provide retention incentives for our executive officers through the granting of a combination of restricted stock units ("RSUs") and performance stock units ("PSUs") at or near the commencement of each performance period that are subject to a vesting period. We look to the experience and judgment of the Compensation Committee to determine what it believes to be the appropriate compensation mix for each NEO. As shown in the charts below, at the time the Compensation Committee established fiscal 2025 base salary amounts and STIP targets, incentive components at risk accounted for approximately 83% of the CEO's compensation and approximately 74% of the other NEOs average compensation for fiscal 2025.
.
*Percentages for at-risk compensation calculated using target award levels.
Risk Assessment
During fiscal 2025, our management and the Compensation Committee, with the assistance of Willis Towers Watson, performed an assessment of the risks associated with our incentive plans and determined that the risks associated with such plans are not reasonably likely to cause a material adverse effect to the Company's business, financial condition, results of operations, and cash flows.
Peer Group Review
The Compensation Committee, working with WTW, periodically, but at least annually, reviews peer group data and market information for comparable positions in our industry related to our executive officers. The Compensation Committee does not establish targets or benchmarks for executive compensation when assessing peer group data but, rather, uses peer group data and other market information to confirm that our compensation targets and awards are comparable and competitive. The information provided by WTW is used by the Compensation Committee to provide context for their decision making process but is not used to determine or recommend the amount or form of compensation paid to our executive officers, including our NEOs.
The Compensation Committee, working with WTW, periodically, but at least annually, also reviews our peer group composition. The selection of peer group companies by the Compensation Committee is based on the nature, composition, geographic scope, complexity, and key financial data of potential peer companies in the packaging, paper, manufacturing, and industrial businesses. For fiscal 2025, the Company's peer group changed from the previous fiscal year by removing JELD-WEN Holding, Inc. and adding Carlisle
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Companies Incorporated, Lennox International Inc., and The Scotts Miracle-Gro Company to better ensure our peer group is aligned to our industry, revenue, and market capitalization. Our peer group consists of the companies listed below.

AptarGroup, Inc.	Graphic Packaging Holding Company	Sealed Air Corporation
Ashland Inc.	H.B. Fuller Company	Silgan Holdings, Inc.
Avery Dennison Corporation	Lennox International, Inc.	Sonoco Products Company
Berry Global Group, Inc.	O-I Glass, Inc.	The Scotts Miracle-Gro Company
Cabot Corporation	Owens Corning	The Timken Company
Carlisle Companies Incorporated	Packaging Corporation of America	UFP Industries, Inc.
Crown Holdings, Inc.	Pactiv Evergreen Inc.	Valmont Industries, Inc.

Elements of Our Compensation Program
During fiscal 2025, the key elements of our compensation package were:

Base salary
Annual performance-based incentive cash compensation under our STIP
Long-term performance-based incentive compensation in the form of restricted stock awards under our LTIP
Benefits under our pension, 401(k), supplemental executive retirement and supplemental deferred compensation plans
Opportunity for deferral of compensation under our deferred compensation plans
The Compensation Committee reviews tally sheets for each NEO prepared by WTW. The purpose of the tally sheets is to bring together, in one place, all of the elements of compensation to our NEOs to assist the Compensation Committee with making compensation decisions for the next calendar year. These tally sheets typically contain the following information: current base salary; STIP payments for the preceding two fiscal years, and the anticipated payment for the fiscal year just ended; LTIP payments for the preceding two fiscal years and the anticipated payment to be made for the three-year period just ended; the current value of the applicable supplemental executive retirement or supplemental deferred compensation plans; and the value of our perquisites. The Compensation Committee’s final compensation determination regarding one element of compensation is independent of all other elements of compensation and does not affect decisions regarding those other elements of compensation, other than to the extent that awards under the STIP and the LTIP are calculated by using a percentage of base salary.

Named Executive Officers
For fiscal year 2025, our NEOs were:

Name	Title
Ole G. Rosgaard	President and Chief Executive Officer
Lawrence A. Hilsheimer	Executive Vice President, Chief Financial Officer
Gary R. Martz	Executive Vice President, General Counsel and Secretary
Timothy L. Bergwall	Senior Vice President, Chief Commercial Officer
Patrick G. Mullaney	Senior Vice President, Chief Business Unit Officer
On August 26, 2025, Mr. Martz announced that he was retiring from the Company on November 30, 2025. His last date serving as Executive Vice President, General Counsel and Secretary was September 30, 2025. In addition, effective September 30, 2025, the Company eliminated the role of Senior Vice President, Chief Business Unit Officer held by Mr. Mullaney.

Base Salary
Base salaries are primarily designed to provide competitive levels of compensation that attract and retain our executive officers. When determining base salaries for each NEO, the Compensation Committee considers their qualifications, experience, the scope of responsibilities, individual performance, and contributions towards our success. Base salaries, which become effective the first pay period of the calendar year, are reviewed annually and are individually determined and may vary widely among our executive officers. The Compensation Committee does not target specific market data for base salaries but, rather, compares the compensation levels of other executive officers with equivalent responsibility within our peer group companies and competitive market data to confirm that our base salaries are competitive within the market and with the compensation levels of other executive officers within the Company for internal fairness purposes.
In November 2025, the Compensation Committee approved the following base salaries for the NEOs for calendar year 2026. See “2025 Performance Reviews of CEO and Other NEOs” below for a discussion of the factors considered by the Compensation Committee in its decision to approve the 2026 base salaries, and the amount thereof, for each NEO.
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NEOs	2025 Base Salary	2026 Base Salary	Percentage Change
Mr. Rosgaard	$1,150,000	$1,184,500	3%
Mr. Hilsheimer	$841,320	$866,559	3%
Mr. Martz	$702,612	—	—
Mr. Bergwall	$632,479	$651,453	3%
Mr. Mullaney (1)	$588,786	—	—
(1) Mr. Mullaney’s 2025 compensation was paid in pounds sterling (GBP) and was converted to U.S. dollars (USD) using an exchange rate of 1.26.

Short-Term Incentive Plan
The STIP is designed to motivate executive officers and reward achievement of specific and objective short-term performance goals that are linked to the profitability of the Company.
In administering the STIP, the Compensation Committee establishes performance goals, target amounts, and award opportunities at the beginning of each performance period for each executive officer selected to participate by the Compensation Committee, including our NEOs. The target award is based on a percentage of the executive officer’s base salary (exclusive of any bonus and other benefits) and is payable in cash upon the achievement of the threshold performance level and capped by the maximum performance level. Under the STIP, each NEO can be awarded anywhere from 0% to a maximum of 200% of the NEO's respective target incentive award, with 100% as payout for achieving the target performance level. After the end of the performance period, the Compensation Committee certifies the extent to which the performance goals have been achieved and determines the amount of the award that is payable.
Under the terms of the STIP, no incentive bonus is paid with respect to an applicable metric if the performance calculation for that metric is below the threshold established for that specific performance period. No additional incentive bonus is paid beyond the established applicable maximum metric calculation with respect to each applicable metric for each performance period. The Compensation Committee establishes the threshold number as being realistic and the maximum as being aggressive for each performance period. Under the STIP, the maximum payment that could be paid to any participant during any twelve-month period is $3.0 million.
The STIP financial performance goals are based upon the performance metrics of OPBSI and OWC. The performance metrics are subject to such adjustments as the Compensation Committee determines to be necessary to accurately reflect the OPBSI and OWC of the Company as of the award date. The OPBSI performance metric is determined by the operating profit of the Company, as adjusted by the special items disclosed by the Company in its issued financial statements. The OWC performance metric is determined as a percentage of revenues based on the average of the OWC on the closing date for each of the previous twelve months, except for fiscal 2025, where the look-back period was 11 months consistent with the 11-month transition period covered by the 2025 fiscal year. The OPBSI and OWC performance metrics are weighted 80% and 20%, respectively. The Compensation Committee selected these performance metrics in order to factor in the dynamics of the market environment to better align the interests of our executive officers with those of our stockholders and to improve cash generation and the Company's use of working capital. The STIP performance goal achievement threshold was 50% of the target award for the 2025 performance period.
In December 2024, the Compensation Committee established the following performance metrics for the fiscal 2025 STIP.

Fiscal 2025 STIP Performance Metrics	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
80% OPBSI	$429.4 million	$466.8 million	$504.1 million
20% OWC	13.4%	12.7%	12.0%
In October 2025, the Compensation Committee adjusted the performance metrics for the fiscal 2025 STIP to reflect the impact of the divestiture of the Company's containerboard business during fiscal 2025. The table below summarizes the adjusted fiscal 2025 STIP performance metrics and achievement. Actual performance for OWC in the table below reflects total Company performance achievement for fiscal 2025. The actual payout percentage for OWC is determined as the aggregated performance achievement of each of the Company's four business segments, weighted based on the contribution of each business segment to overall operating working capital. The actual percentage payout to the NEOs was 138.26% of the target award, prorated for the 11-month transition period covered by the 2025 fiscal year.

Fiscal 2025 STIP Performance Metrics	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Performance	Actual Percentage Payout
80% OPBSI	$414.2 million	$450.2 million	$486.2 million	$464.1 million	138.71%
20% OWC	13.5%	12.8%	12.1%	13.0%	136.47%
In November 2025, the Compensation Committee evaluated the Company's business plan and projected results and considered the impacts to the Company resulting from the divestiture of the containerboard business in fiscal 2025 and established the fiscal 2026 performance goals.
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Fiscal 2026 STIP Performance Metrics	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
80% OPBSI	$377.8 million	$410.7 million	$443.6 million
20% OWC	12.7%	12.0%	11.4%
Each year the Compensation Committee establishes the STIP target awards for each NEO based on its judgment of the impact of such NEO's position in the Company and what it believes to be competitive against market data while also considering internal pay equity for comparable positions. The following table summarizes the fiscal 2025 target award opportunities and the 2026 target award opportunity for each NEO:

	Fiscal 2025 STIP Target Award Opportunity		Fiscal 2026 STIP Target Award Opportunity
NEOs	(% of Base Salary)	($)	(% of Base Salary)	($)
Mr. Rosgaard	135%	$1,552,500	135%	$1,599,075
Mr. Hilsheimer	100%	$841,320	100%	$866,559
Mr. Martz	90%	$632,351	—	—
Mr. Bergwall	75%	$474,359	75%	$488,590
Mr. Mullaney (1)	75%	$441,589	—	—
(1) Mr. Mullaney’s 2025 compensation was paid in GBP and was converted to USD using an exchange rate of 1.26.

Long-Term Incentive Plan
The LTIP is intended to focus our executive officers on the key measures that drive superior performance over the longer-term. The Compensation Committee administers the LTIP and designates "executive officers" and “key employees” to participate in and receive awards under the LTIP. For each three-year performance period, which commences on the first day of the first fiscal year for that performance period, the Compensation Committee selects the award opportunity for all executive officers and key employees, including each of our NEOs. The LTIP award opportunity is based on the Compensation Committee’s reasoned business judgment and subjective review, based in part on the recommendation of our CEO, of each key employee’s scope of responsibility and historical performance.
For each three-year performance period under the LTIP, the LTIP award is paid solely in restricted shares of our Class A Common Stock, except in select countries where impediments exist related to the issuance of our stock, and in those countries, the LTIP award is paid in cash. The Compensation Committee believes that awarding shares under the LTIP, with no cash component, aligns the interest of the NEOs and other key employees with the interests of our stockholders and assists with facilitating compliance with the stock ownership guidelines by participants. See "Stock Ownership Guidelines" below.
For each three-year performance period, the Compensation Committee establishes a target incentive award for each participant. The target incentive award is based on the NEO's base salary (inclusive of the base salary merit increase, if applicable, for the upcoming calendar year and exclusive of any bonus opportunities or other benefits) and is to be paid in a combination of RSUs and PSUs in a ratio determined by the Compensation Committee. Currently, for each three-year performance period, the ratio is 30% RSU / 70% PSU for Mr. Rosgaard and 40% RSU / 60% PSU for the other NEOs. The number of RSUs and PSUs are determined using the average closing price of the restricted shares during the 30 and 90 day periods, respectively, preceding the day that the performance criteria for the applicable three-year performance period were approved by the Compensation Committee. RSUs are issued at or near the commencement of each performance period. The RSUs granted are time-based and vest approximately three-years after they are granted. RSUs possess dividend-equivalent rights; however, no dividend equivalents will be paid until the underlying RSUs have vested.
The Compensation Committee also establishes a range of performance goals that, if achieved, will result in an incentive award payment of PSUs under the LTIP that starts at the threshold performance level and is capped at the maximum performance level. Under the LTIP, our NEOs can be awarded anywhere from 0% to a maximum of 200% of the PSU target incentive award with 100% being the payout for achieving the target performance level. The Compensation Committee also establishes a threshold level performance goal, below which no awards are paid to any participant. For each of the current three-year performance periods, this threshold level is 33% of the target award. PSUs ultimately awarded will be determined based on two measures: (i) the Company's achievement of performance goals based on targeted levels of EBITDA, and (ii) the relative performance of the Company's three-year TSR compared to the TSR performance of the Russell 2000 Index during the same performance period. Performance with respect to the TSR metric can increase or decrease the number of performance units earned by up to 20%. The Committee believes the use of a TSR modifier for the PSUs granted under the LTIP further aligns Company performance with stockholder value. Unvested RSUs and PSUs are forfeited upon termination of employment, except in the case of death, disability, or retirement, in which case the RSUs and PSUs will be reduced on a pro rata basis to reflect participation prior to termination.
The Compensation Committee establishes a threshold performance goal that is realistic to achieve and sets a maximum performance goal that is difficult to achieve for the applicable performance period. After the performance goals are established, the Compensation Committee aligns the achievement of the performance goals with the award opportunities, such that the level of achievement of the pre-established performance goals at the end of the performance period determines the final awards (i.e., the actual incentive compensation earned during the performance period by the participant).
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For fiscal 2025, NEOs were eligible to receive a LTIP award consisting of RSUs and PSUs, with a payout of PSUs based on performance targets set in December 2022 for the fiscal 2023-2025 performance period. The Compensation Committee established the following LTIP target award opportunities for our NEOs for the 2023-2025 performance period.

	LTIP Target Award Opportunity for 2023-2025 Performance Period
NEOs	(% of Average Base Salary)	($)
Mr. Rosgaard	425%	$4,250,000
Mr. Hilsheimer	250%	$2,042,038
Mr. Martz	190%	$1,296,081
Mr. Bergwall	190%	$1,121,836
Mr. Mullaney (1)	190%	$972,262
(1) Mr. Mullaney’s compensation was paid in GBP and was converted to USD using an exchange rate of 1.1956002.
In December 2022, the Compensation Committee established the following performance targets for the fiscal 2023-2025 performance period.

2023-2025 LTIP Performance Goals	Threshold (33% Payout)	Target (100% Payout)	Maximum (200% Payout)
100% EBITDA	$2,467 million	$2,742 million	$3,016 million
In December 2024, the Compensation Committee adjusted the performance targets for the fiscal 2023-2025 performance period to reflect the impact of the divestiture of the Company's filling business during the 2024 fiscal year. The table below summarizes the adjusted fiscal 2023-2025 performance targets.
In November 2025, the Compensation Committee determined that a 200% payout of the original PSUs granted at the beginning of the performance period was earned based on the adjusted performance targets and adjusted EBITDA for the performance period. See “Executive Compensation - Summary Compensation Table” for the amount of the award to the NEOs under the LTIP for fiscal 2025.

2023-2025 LTIP Performance Goals	Threshold (33% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Performance	TSR Modifier (Range of +/- 20%)	Actual % Payout(1)
100% EBITDA	$2,450 million	$2,723 million	$2,995 million	$3,702 million	1%	200%
(1) The actual payout level relates only to PSUs.
In November 2025, the Compensation Committee established performance goals and award levels for the 2026-2028 performance period commencing October 1, 2025. The table below sets forth the number of RSUs granted to each NEO by the Compensation Committee (subject to vesting requirements).

LTIP RSU Award for 2026-2028 Performance Period
NEOs	Number of RSUs
Mr. Rosgaard	33,586
Mr. Hilsheimer	14,625
Mr. Martz	—
Mr. Bergwall	8,356
Mr. Mullaney	—
2026-2028 LTIP Performance Goals - Confidentiality - The EBITDA performance goals established by the Compensation Committee for each existing three-year performance period are not included in this proxy statement because we believe that disclosure of this information would cause us substantial competitive harm. Our competitors are mostly privately held companies that generally do not disclose their financial information, executive salaries, and other key information to the public, and thus our detailed disclosure of targeted EBITDA would give a competitive advantage to our competitors. Although we provide earnings guidance to investors, we attempt to incentivize our executive officers and key employees at levels above and below this guidance at a higher or lower percentage of their annual base salaries and the public disclosure of such levels could create confusion with investors. In addition, the public disclosure of our EBITDA metrics under the LTIP would cause substantial competitive harm because, among other matters, we would be disclosing to our competitors our anticipated level of earnings for the next three years, which could provide significant insight into our corporate initiatives and activities, including merger and acquisition activities and other growth plans.

Stock Ownership Guidelines
The Board of Directors has adopted stock ownership guidelines to better align the interests of our executive officers and key employees with the interests of our stockholders. In furtherance of our commitment to sound corporate governance, our executive officers and key employees are required to hold shares of Company stock valued at the following multiple of their annual base salary:
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Position	Ownership Level
CEO	5X Base Salary
Executive Officers (other than CEO)	3X Base Salary
Key Employees	1X Base Salary
Our executive officers and key employees have five years after initial participation in the LTIP, or the attainment of a position that requires a higher threshold, as the case may be, to meet these stock ownership guidelines. Our executive officers and key employees are generally required to retain 100% of the shares received under the LTIP until they have satisfied the stock ownership threshold associated with their position. Once in compliance with the stock ownership guidelines associated with their position, executive officers and key employees will remain in compliance with these guidelines regardless of decreases in the trading price of our shares, changes to their base salary, or immaterial dispositions of shares, until attainment of a position requiring a higher threshold, in which case the five-year compliance period starts again.
The Compensation Committee annually reviews compliance by our executive officers and key employees with these stock ownership guidelines. The Compensation Committee has determined that each NEO is in compliance with the stock ownership guidelines or within the five-year compliance period associated with their position. Failure to satisfy the requirements of the guidelines may impact participation by an executive officer or key employee in the LTIP in future years, among other matters.

Retirement and Deferred Compensation Plans
The Company offers a number of retirement and deferred compensation plans. Due to the varying tenure of our NEOs and the transition of certain of our retirement plans, our NEOs participate in different programs based on hire date. The table below indicates the retirement benefits each NEO was eligible for in fiscal 2025.

Name	Defined Benefits		Defined Contribution
	Qualified	Nonqualified	Qualified		Nonqualified
	Pension Plan	SERP	401(k)	UK Workplace Pension	DC SERP	NQSP	NQDCP
Mr. Rosgaard			✓*			✓	✓
Mr. Hilsheimer			✓*		✓		✓
Mr. Martz	✓	✓	✓				✓
Mr. Bergwall	✓		✓			✓	✓
Mr. Mullaney	✓**			✓***
*    Participant receives a retirement benefit contribution into their 401(k) account equal to 3% of participant's eligible compensation subject to IRS limitations since participant is not eligible to participate in the U.S. Pension Plan. See footnote 5 to the Summary Compensation Table for further details.
**    Participant participates in pension plans sponsored by our Netherlands subsidiary.
***    Participant receives a retirement benefit contribution from our United Kingdom (UK) subsidiary equal to 12.5% of participant's eligible compensation, subject to UK law limitations. See footnote 6 to the Summary Compensation Table for further details.
Pension Plans
We have a tax-qualified defined benefit pension plan that is intended to meet the requirements of Section 401(a) of the Code. The U.S. pension plan provides benefits to those U.S. employees hired prior to November 1, 2007, who have long and continuous service before retirement. Messrs. Martz and Bergwall are the only NEOs eligible to participate in the U.S. pension plan, and both are fully vested in their benefits under the U.S. pension plan. See "Executive Compensation Tables - Pension Benefits - Pension Plans" for additional information regarding our pension plans.
In fiscal 2025, Mr. Mullaney was the only NEO eligible to participate in pension plans sponsored by our Netherlands subsidiary, and he is fully vested in his benefits under these plans. See "Executive Compensation Tables - Pension Benefits - Pension Plans" for additional information regarding our pension plans.
Supplemental Executive Retirement Plans
We have a defined benefit Supplemental Executive Retirement Plan (“SERP”) that provides benefits for a select group of U.S.-based executive officers. Under the SERP, we accrue an amount equal to a specified percentage of the executive officer's annual compensation. "Compensation" for purposes of the SERP includes base salary and payments under the STIP. This account is also credited annually with interest based on the discount rate used under the U.S. pension plan. Vesting under the SERP requires 10 years of service or the attainment of age 65. Vested executive officers are entitled to the payment of a future benefit upon retirement equal to the accrued amounts and credited interest, which is payable in equal installments quarterly over 15 years. Mr. Martz is the only NEO eligible to participate in the SERP, and he is fully vested in his benefits under the SERP. See "Executive Compensation Tables - Pension Benefits - Supplemental Executive Retirement Plans" for additional information regarding our SERP.
U.S.-based executive officers, including our NEOs who are not eligible to participate in the U.S. pension plan, may be eligible to participate in the Defined Contribution Supplemental Executive Retirement Plan (“DC SERP”). Under the DC SERP, we accrue an amount equal to a specified percentage of the executive officer’s annual compensation. “Compensation” for purposes of the DC SERP
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includes base salary and payments under the STIP. This account is also credited annually with interest based on the discount rate used under the U.S. pension plan. Vesting under the DC SERP requires 10 years of service or the attainment of age 65. Vested executive officers are entitled to the payment of a future benefit upon retirement equal to the accrued amounts and credited interest, which is payable in equal installments quarterly over 15 years. Mr. Hilsheimer is the only NEO currently participating in the DC SERP, and he is fully vested in his benefits under the DC SERP.
401(k)/Defined Contribution Plans
We maintain a tax-qualified defined contribution plan that is intended to meet the requirements of Section 401(k) of the Code, commonly called a 401(k) plan. The 401(k) plan is available on the same terms to substantially all of our U.S. employees, including our U.S.-based NEOs. Each participant can elect to contribute from 0% to 100% of his or her eligible earnings to the 401(k) plan, subject to Internal Revenue Service (“IRS”) and ERISA limitations. The deferred amount is invested in accordance with the election of the participant in a variety of investment choices, including a Company stock fund. Subject to certain limitations, we have the option to match a participant’s contributions to the 401(k) plan, and we currently do match a percentage of a participant's 401(k) contributions. In addition, U.S. employees not eligible to participate in the U.S. pension plan are entitled to a company retirement contribution of 3% of the employee's eligible earnings subject to IRS limitations. A participant is fully vested in his or her own salary reduction contributions, but the right to company contributions is subject to vesting as provided by the 401(k) plan. In fiscal 2025, all NEOs except Mr. Mullaney received company-matching contributions. The only NEOs receiving company retirement contributions to their 401(k) plans are Messrs. Rosgaard and Hilsheimer.
We maintain a defined contribution plan that is intended to meet the requirements of the UK Pensions Act 2008, commonly called a workplace pension plan. Each participant must contribute a minimum of 5%, and may elect to contribute up to 100%, of his or her eligible earnings to the workplace pension plan, although contributions that exceed the annual contribution allowance threshold incur a tax charge. The contributions are invested in accordance with the election of the participant in a variety of investment options. We are required to contribute a minimum percentage of a participant's eligible earnings to the workplace pension and have the option to contribute additional amounts. A participant is fully vested in both his or her own contributions and company contributions, but workplace pensions may not be accessed by participants until age 55. In fiscal 2025, Mr. Mullaney, the only NEO eligible to receive a company contribution under the UK workplace pension plan, received a 12.5% company contribution to his workplace pension, up to the annual allowance threshold.
Nonqualified Supplemental Deferred Compensation Plan
We have a nonqualified supplemental deferred compensation plan ("NQSP") for a select group of U.S.-based executive officers who do not participate in the SERP or DC SERP described above. The NQSP credits eligible officers who are employed on December 31 of each calendar year with a contribution equal to the maximum employer contribution rate under the Company's 401(k) Plan, multiplied by the excess, if any, of the sum of the officer's base salary and payments under the STIP, over the maximum compensation limit under Code Section 401(a)(17) for the applicable year. The NQSP also permits discretionary company contributions, which may vary by eligible officer. The Company does not presently intend to make any discretionary contributions. The plan is compliant with the regulations promulgated by the IRS under Code Section 409A. We distribute the vested deferred balance upon retirement, termination from employment, death, or disability based on a schedule selected by the officer. Messrs. Rosgaard and Bergwall are the only NEOs currently participating in the NQSP, and both are fully vested in their respective benefits under the NQSP.
Nonqualified Deferred Compensation Plan
We have a Nonqualified Deferred Compensation Plan ("NQDCP") for our U.S.-based executive officers that provides a vehicle for our executive officers to elect to defer a portion of their compensation. The NQDCP is intended to meet the requirements of Section 409A of the Code. Mr. Rosgaard previously deferred compensation and maintains a balance under the NQDCP. Mr. Bergwall was the only NEO that elected to defer compensation under the NQDCP in fiscal 2025. See “Executive Compensation Tables - Pension Benefits - Nonqualified Deferred Compensation - Nonqualified Deferred Compensation Plan” for additional information regarding our NQDCP.

Perquisites
In addition to the compensation described above, we provide financial advisory services and health and wellness programs, including annual physical exams and health screenings, for our executive officers, including our NEOs. We also provide Mr. Rosgaard with access to the corporate aircraft for personal use. In accordance with customary local practice in the UK, in fiscal 2025, Mr. Mullaney was also provided a pension contribution gap payment, a car allowance, tax preparation services fee reimbursement, and supplemental health insurance. See Footnote 5 to the “Summary Compensation Table” for information concerning perquisites.

“Say-on-Pay” Advisory Votes
At our 2023 annual meeting of stockholders, the holders of Class B Common Stock approved, on an advisory basis, a three-year frequency period for holding advisory votes on executive compensation of our NEOs. The next stockholder advisory vote on the approval of executive compensation of our NEOs will be held during the Annual Meeting and is presented in this proxy statement as Proposal 3. The Compensation Committee will continue to review the design of our executive compensation program, particularly in light of our “say-on-pay” votes, executive compensation developments, and our pay-for-performance philosophy to align the executive compensation program consistent with the interests of our stockholders.
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Incentive Compensation Recovery Policy
In 2023, our Board of Directors adopted an incentive compensation recovery policy, or clawback policy, that complies with the rules of the New York Stock Exchange. Prior to this time and since 2019, we maintained an incentive compensation recoupment policy. Except in limited circumstances, this policy requires us to recover reasonably promptly the amount of erroneously awarded incentive-based compensation received by certain of our current or former officers in the event that we are required to prepare an accounting restatement of our financial statements due to a material noncompliance with any financial reporting requirements under the securities laws or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The amount of incentive-based compensation that is subject to this policy is the amount of incentive compensation received by an officer that exceeded the amount of incentive-based compensation that such officer would have otherwise received had the incentive compensation been determined based on the restated amounts.
2025 Performance Reviews of CEO and Other NEO

The Compensation Committee reviews the performance of our CEO and other NEOs based upon certain pre-established performance categories approved by the Compensation Committee. The performance categories were determined by the Compensation Committee to be aligned with our compensation philosophy and objectives. These categories are as follows:

1. Financial Performance Results
2. Strategic Effectiveness and Innovation
3. Business Management
4. Talent Management
5. Personal Effectiveness
6. Board Relations (CEO only)
In reviewing Mr. Rosgaard’s performance as CEO for fiscal 2025, the Compensation Committee solicited written comments from all members of the Board of Directors based on the above six categories using the following criteria: exceeds expectations; meets expectations; and needs improvement. The Compensation Committee compiled the written comments. In evaluating the fiscal 2025 performance of Mr. Rosgaard with respect to each of the categories of his compensation, the Compensation Committee specifically discussed and recognized the following factors of Mr. Rosgaard’s performance during the year:
•His strong leadership and people skills continue to strengthen the Company’s culture and teamwork, and the Build to Last strategy provides a common platform of understanding for both our colleagues, investors, and other stakeholders;
•His continued intense focus on employee safety and serving the needs of our customers and suppliers has resulted in high quality products and exceptional customer service;
•His durable focus on value over volume has led to increased profit margins;
•His commitment to maximizing Greif’s strengths has resulted in a reshaping of Greif’s business portfolio by reducing revenue cyclicality and pursuing higher margin business growth opportunities through acquisitions and organic growth in areas where Greif is a market leader; and
•His Build to Last strategy, his focus on innovation, and his foresight and discipline in executing a cost-optimization program continue to create value for shareholders, even in a challenging economic and demand environment.
Our CEO, Mr. Rosgaard, reviews the performance of each NEO (other than himself) annually based on the first five performance categories set forth above using three criteria – exceeds expectations; meets expectations; and needs improvement – as well as using other subjective assessments of performance. For fiscal 2025, however, Mr. Rosgaard did not review the performance of Mr. Martz or Mr. Mullaney, as neither Mr. Martz nor Mr. Mullaney are continuing in their executive roles in fiscal 2026. After completing his performance reviews, Mr. Rosgaard reports his subjective determinations and recommendations to the Compensation Committee. No single factor is given specific relative weight by Mr. Rosgaard, or the Compensation Committee, but all of the factors are considered in the aggregate in their collective experience and reasoned business judgment. The Compensation Committee then considers any proposed adjustments to the base salary, STIP and LTIP compensation, and award opportunities for those NEOs and determines whether these compensation components are at appropriate levels in light of the salaries and bonuses of other executive officers in equivalent roles in our peer group and market data provided by Willis Towers Watson. Mr. Rosgaard noted the following factors for the performance during the prior fiscal year of the executives continuing in their role:
•Mr. Hilsheimer – As a highly respected financial leader, continues to deliver substantial value to Greif through disciplined execution, thoughtful counsel, and strategic clarity. His leadership in advancing major portfolio actions and strengthening Greif’s financial position demonstrated deep expertise, sound judgment, and a steady, principled approach. Mr. Hilsheimer remains a strong partner to the executive team, bringing perspective grounded in decades of experience while also championing innovation and forward-looking capabilities within the finance organization. Mr. Hilsheimer’s professionalism, preparation, and balanced leadership continue to set a high standard and position the company for sustained financial strength and long-term success.
•Mr. Bergwall – In his role as Chief Commercial Officer, continues to advance a well-balanced global strategy and strengthen Greif’s commercial capabilities. His deep engagement with teams and customers around the world has enhanced
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organizational alignment and reinforced a customer-first culture. Mr. Bergwall communicates with clarity, professionalism, and conviction, consistently elevating expectations and strengthening trust across the commercial organization. He has built a strong, cohesive team and established a disciplined operating rhythm that supports meaningful progress against strategic priorities. Overall, Mr. Bergwall’s leadership, insight, and commitment have significantly enhanced Greif’s global commercial execution and positioned the company for continued growth.
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COMPENSATION COMMITTEE MATTERS

Compensation Committee Interlocks and Insider Participation
During fiscal 2025, the members of the Compensation Committee were Mark A. Emkes (Chair), John W. McNamara, Frank C. Miller, B. Andrew Rose, and Kimberly T. Scott. The Board determined that all members of our Compensation Committee met all of the applicable standards of independence for compensation committee members.
No executive officer of the Company served during fiscal 2025 as a member of a compensation committee or as a director of any entity of which any of the Company’s directors served as an executive officer.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the CD&A above with our management and, based on this review and discussion, has recommended to the Board that this CD&A be included in this proxy statement and incorporated by reference into the 2025 Form 10-KT.

Submitted by the Compensation Committee of the Board of Directors.

Mark A. Emkes, Chair John W. McNamara Frank C. Miller B. Andrew Rose Kimberly T. Scott

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table
The following table sets forth the compensation for the fiscal years ended September 30, 2025 and October 31, 2024 and 2023 for our principal executive officer, principal financial officer, and three other most highly compensated executive officers, our NEOs. Our Board of Directors approved a change to our fiscal year end from October 31 to September 30, effective September 30, 2025. As a result, the information presented in the following executive compensation tables for fiscal 2025 represents the 11-month fiscal period from November 1, 2024 through September 30, 2025.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Ole G. Rosgaard President and Chief Executive Officer	2025	1,042,308	—	6,121,850	—	1,964,211	2,869	308,724	9,439,962
	2024	1,040,385	—	5,480,471	—	1,757,805	4,095	229,698	8,512,454
	2023	980,769	—	2,230,716	—	959,100	4,082	176,483	4,351,150
Lawrence A. Hilsheimer Executive Vice President, Chief Financial Officer	2025	771,891	—	2,757,823	—	1,064,431	19,815	551,645	5,165,605
	2024	816,815	—	2,774,573	—	1,093,944	35,210	570,843	5,291,385
	2023	810,774	—	3,634,653	—	595,390	43,409	464,310	5,548,536
Gary R. Martz (7) Executive Vice President, General Counsel and Secretary	2025	644,630	—	1,750,397	—	800,046	1,490,803	69,298	4,755,174
	2024	682,148	—	1,863,814	—	776,549	1,023,680	63,265	4,409,456
	2023	677,103	—	2,483,481	—	418,719	0	65,659	3,644,962
Timothy L. Bergwall Senior Vice President, Chief Commercial Officer	2025	580,284	—	1,515,055	—	600,156	121,878	112,904	2,930,277
	2024	609,516	—	1,395,213	—	616,796	187,037	111,697	2,920,259
	2023	586,073	—	1,910,786	—	339,774	42,479	94,942	2,974,054
Patrick G. Mullaney (7)(8) Senior Vice President, Chief Business Unit Officer	2025	536,862	47,270	1,313,082	—	558,695	828	191,240	2,647,977
	2024	—	—	—	—	—	—	—	—
	2023	—	—	—	—	—	—	—	—
(1)    The amounts of base salary for fiscal 2025, 2024, and 2023 reflect actual amounts paid to the respective NEO for each fiscal year, with the 2025 fiscal being 11 months. As discussed in “Compensation Discussion and Analysis - Elements of Our Compensation Program - Base Salary” above, we implement base salary changes on a calendar year rather than a fiscal year basis.
(2)    Amount represents a one-time discretionary bonus.
(3)    Amounts represent the value of the RSUs and PSUs awarded under the LTIP. See “Compensation Discussion and Analysis - Long-Term Incentive Plan” above, based upon the dollar amount recognized for financial statement reporting purposes during fiscal 2025, 2024, and 2023, respectively, computed in accordance with ASC 718. For a discussion of the relevant ASC 718 valuation assumptions, see Note 7 in the Consolidated Financial Statements included in Item 8 of the 2025 Form 10-KT. LTIP award payout amounts in this table were determined by multiplying the closing price of our Class A Common Stock as of November 3, 2025 ($56.75), December 13, 2024 ($66.61), and December 12, 2023 ($62.83), respectively, by the number of shares granted or to be granted to each NEO.
(4)     Amounts for 2024 and 2023 represent the cash awards earned under the STIP. For fiscal 2025, the amounts earned under the STIP were prorated for the 11-month transition period. See “Compensation Discussion and Analysis - Elements of Our Compensation Program - Short-Term Incentive Plan."
(5)    Amounts represent the change in the pension value for each NEO, including amounts accruing under our U.S. and Netherlands pension plans, the SERP, the DC SERP, the NQSP, and the NQDCP. During fiscal 2025, the Company accrued above market interest with respect to the DC SERP, a nonqualified defined contribution plan, for Mr. Hilsheimer in the amount of $19,815, which was equal to the difference between the interest accrued at 5.49% and that which would have accrued at 4.93% (120% of the long-term applicable federal rate for October 2024). During fiscal 2025, the Company accrued above market interest with respect to the NQSP, a nonqualified defined contribution plan, for Mr. Rosgaard in the amount of $2,869 and for Mr. Bergwall in the amount of $1,526, which are equal to the difference between the interest accrued at 5.49% and that which would have accrued at 4.93% (120% of the long-term applicable federal rate for October 2024). None of the NEOs who participate in the NQDCP receive preferential or above market earnings. See "Executive Compensation Tables - Pension Benefits and Nonqualified Retirement and Deferred Compensation" for a description of all these plans.
(6)    For all NEOs, amounts represent dividend equivalents accrued with respect to RSUs under the LTIP, as well as the value of Company-provided financial advisory services and health and wellness programs, other perquisites paid by us to or on behalf of such NEO as set forth in the table below, and any perquisite-related tax "gross-ups" reimbursed to the NEO. For all NEOs based in the U.S., amounts also represent our contributions to the 401(k) plan, subject to IRS and ERISA limitations, and certain credits payable under the DC SERP and NQSP. For Mr. Mullaney, amounts also represent our contributions to the UK workplace pension, subject to UK law limitations, and amounts reimbursed to Mr. Mullaney pursuant to his severance agreement.

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Name	Year	401(k)/UK Workplace Pension Contribution ($)(i)	DC SERP ($)(ii)	NQSP ($)(iii)	Dividend Equivalents Paid on Stock Awards ($)(iv)	Tax Gross-Ups ($)(v)	Severance ($)(vi)	Other Personal Benefits ($)(vii)	Total All Other Compensation ($)
Ole G. Rosgaard	2025	21,321	—	171,618	93,219	5,972	—	16,594	308,724
	2024	20,067	—	156,942	47,739	—	—	4,950	229,698
	2023	19,915	—	110,509	42,371	—	—	3,688	176,483
Lawrence A. Hilsheimer	2025	21,101	458,523	—	66,521	—	—	5,500	551,645
	2024	20,330	466,780	—	77,783	—	—	5,950	570,843
	2023	20,239	361,003	—	81,378	—	—	1,690	464,310
Gary R. Martz	2025	10,460	—	—	44,688	—	—	14,150	69,298
	2024	10,117	—	—	53,148	—	—	—	63,265
	2023	10,053	—	—	55,606	—	—	—	65,659
Timothy L. Bergwall	2025	10,439	—	60,466	33,452	—	—	8,547	112,904
	2024	10,239	—	60,568	40,890	—	—	—	111,697
	2023	10,156	—	46,067	35,050	—	—	3,669	94,942
Patrick G. Mullaney	2025	7,693	—	—	19,644	—	6,300	157,603	191,240
	2024	—	—	—	—	—	—	—	—
	2023	—	—	—	—	—	—	—	—
(i)    This column includes additional retirement contribution for Messrs. Rosgaard, Hilsheimer, and Mullaney. Messrs. Rosgaard and Hilsheimer are U.S. employees not eligible to participate in the U.S. pension plan. Their additional employer contribution to their 401(k) is equal to 3% of their eligible compensation subject to IRS limitations. Mr. Mullaney is a UK employee not eligible to participate in U.S. nonqualified deferred compensation plans. His additional employer contribution was 12.5% of his eligible compensation subject to UK law limitations.
(ii)    This column includes pay credits and non-above market interest credits accrued with respect to Mr. Hilsheimer's benefits under the DC SERP as of September 30, 2025. See “Executive Compensation Tables - Nonqualified Retirement and Deferred Compensation - Supplemental Executive Retirement Plan” for a description of the DC SERP.
(iii)    This column includes pay credits and non-above market interest credits accrued with respect to Messrs. Rosgaard's and Bergwall's benefits under the NQSP as of September 30, 2025. See “Executive Compensation Tables - Nonqualified Retirement and Deferred Compensation - Supplemental Executive Retirement Plan” for a description of the NQSP.
(iv)        This column includes dividend equivalents accrued and paid on shares of Class A Common Stock issued in connection with the vesting of RSUs awarded under the LTIP.
(v)        This column includes amounts reimbursed for the payment of taxes related to Mr. Rosgaard's personal use of the corporate aircraft.
(vi)        This column includes amounts reimbursed to Mr. Mullaney in fiscal 2025 pursuant to his severance agreement.
(vii)        The amount for Mr. Rosgaard for fiscal 2025 represents the value of company-provided financial advisory services ($4,479) and health and wellness programs ($4,150), as well as the value of Mr. Rosgaard's personal use of the corporate aircraft ($7,965). The amount for Mr. Martz for fiscal 2025 represents the value of company-provided financial advisory services ($10,000) and health and wellness programs ($4,150). The amount for Mr. Mullaney in fiscal 2025 represents the value of company-provided financial advisory services ($10,017) and health and wellness programs ($7,525), as well as the value of perquisites customary to local practice in the United Kingdom, specifically a pension contribution gap payment ($125,233), a car allowance ($10,286), tax preparation services ($1,260), and supplemental health insurance ($3,282). The amounts for fiscal 2024 and fiscal 2023 represent the value of previously disclosed health and wellness programs. The amounts for fiscal 2023 also include the value of holiday gifts.
(7)    Mr. Martz retired from the Company on November 30, 2025. Mr. Mullaney’s position as Senior Vice President, Chief Business Unit Officer was eliminated on September 30, 2025.
(8)    Mr. Mullaney's compensation was paid in GBP and was converted to USD using an exchange rate of 1.26

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Grants of Plan-based Awards in Fiscal 2025

The following table summarizes grants of non-equity and stock-based compensation awards made during fiscal 2025 to the NEOs.

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stocks (#)(4)	Grant Date Fair Value of Stock Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ole G. Rosgaard
STIP	12/13/2024	776,250	1,552,500	3,105,000
LTIP - RSUs	12/13/2024							25,260	1,682,569
LTIP - PSUs	12/13/2024				20,316	61,563	123,126		4,075,471
Lawrence A. Hilsheimer
STIP	12/13/2024	420,660	841,320	1,682,639
LTIP - RSUs	12/13/2024							12,320	820,635
LTIP - PSUs	12/13/2024				6,370	19,302	38,604		1,277,792
Gary R. Martz
STIP	12/13/2024	316,176	632,351	1,264,702
LTIP - RSUs	12/13/2024							7,819	520,824
LTIP - PSUs	12/13/2024				4,043	12,251	24,502		811,016
Timothy L. Bergwall
STIP	12/13/2024	237,180	474,359	948,719
LTIP - RSUs	12/13/2024							7,039	468,868
LTIP - PSUs	12/13/2024				3,639	11,028	22,056		730,054
Patrick G. Mullaney (5)
STIP	12/13/2024	220,795	441,589	883,179
LTIP - RSUs	12/13/2024							6,594	439,226
LTIP - PSUs	12/13/2024				3,410	10,332	20,664		683,978
(1)    The date the RSUs and PSUs were granted to participants, including our NEOs.
(2)    In fiscal 2025, each NEO was selected to participate in the STIP. The amounts represent the threshold (50%), target (100%) and maximum (200%) cash award opportunity under the STIP for the performance period beginning November 1, 2024 and ending September 30, 2025. See “Compensation Discussion and Analysis - Elements of Our Compensation Program - Short-Term Incentive Plan.” The actual payments earned by each NEO in fiscal 2025 and paid in fiscal 2026 are shown in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.
(3)    In fiscal 2025, each NEO was selected to participate in the LTIP. The amounts represent the threshold (33%), target (100%) and maximum (200%) PSU award opportunity under the LTIP for the three-year performance period beginning November 1, 2024 and ending September 30, 2027. The PSUs granted may vest depending on performance results achieved during the performance period. See “Compensation Discussion and Analysis - Elements of Our Compensation Program - Long-Term Incentive Plan.”
(4)    In fiscal 2025, each NEO was selected to participate in the LTIP. The amounts represent the RSU awards granted to each NEO under the LTIP for the performance period beginning November 1, 2024 and ending September 30, 2027. The RSUs granted are time-based and are scheduled to vest on January 14, 2026, subject to certain forfeiture events. See “Compensation Discussion and Analysis - Elements of Our Compensation Program - Long-Term Incentive Plan.”
(5)    The grant date fair market value of the RSUs and PSUs granted in fiscal 2025 were calculated in accordance with FASB ASC Topic 718 (excluding the effect of forfeitures) as of December 13, 2024. For RSUs, the market or payout value has been determined by multiplying the number of RSUs awarded by $66.61, the closing price of our shares of Class A Common Stock on the grant date of the RSUs. For PSUs, the market or payout value has been determined by multiplying the number of PSUs awarded at target by $66.20, the fair market value of the PSUs.
(6)     Mr. Mullaney's awards were valued in GBP and have been converted to USD using an exchange rate of 1.26 for STIP and 1.1956002 for LTIP - RSUs and PSUs.

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Equity Compensation Plan Information
The following table summarizes the number of securities remaining available for future issuance under each approved equity compensation plan as of September 30, 2025.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders (1)	—	—
2001 Plan (2)	—	—	3,909,508
Amended and Restated Outside Directors Equity Award Plan (3)	—	—	179,936
LTIP (4)	—	—	4,154,828
Colleague Stock Purchase Plan (5)	—	—	1,343,996.2
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total:	—	—	—
(1)    Information as of September 30, 2025. See “Compensation Discussion and Analysis - Elements of Our Compensation Program - Long-Term Incentive Plan” for a description of the LTIP and “Director Compensation for Fiscal 2025 - Director Compensation Arrangements” for a description of the Amended and Restated Outside Directors Equity Award Plan.
(2)    The 2001 Management Equity Incentive and Compensation Plan (the "2001 Plan") provides for the award of incentive and nonqualified stock options and restricted and performance shares of Class A Common Stock to key employees. The 2001 Plan contains a formula for calculating the number of shares available for future issuance. This formula provides that the maximum number of shares which may be issued each calendar year under the 2001 Plan is equal to the sum of (a) 5.0% of the total outstanding shares as of the last day of our immediately preceding fiscal year, plus (b) any shares related to awards under the 2001 Plan that, in whole or in part, expire or are unexercised, forfeited, or otherwise not issued to a participant or returned to the 2001 Plan, plus (c) any unused portion of the shares available under (a), above, for the immediately preceding two fiscal years as a result of not being made subject to a grant or award in such preceding two fiscal years. The approximate number of shares that may be issued under the 2001 Plan in fiscal 2026 is 3,909,508 shares. The maximum number of shares that may be issued under the 2001 Plan with respect to incentive stock options is 5,000,000 shares, with 1,072,311 shares remaining available for future issuance under this limitation. Stock options have not been issued under the 2001 Plan since 2006.
(3)    Shares of our Class A Common Stock may be issued under the Amended and Restated Outside Directors Equity Award Plan.
(4)    Shares of our Class A and/or B Common Stock may be awarded under the LTIP. Stock units are subject to forfeiture upon termination of employment and for failure to achieve performance targets.
(5)    The Colleague Stock Purchase Plan is an "employee stock purchase plan" within the meaning of Section 423 of the Code.

Outstanding Equity Awards at Fiscal Year-End 2025
The following table summarizes the outstanding stock awards held by each NEO as of September 30, 2025. There are no outstanding stock options.

Name	Stock Awards
	Numbers of Shares or Units of Stock that have not Vested (#) (1)	Market Value of Shares or Units of Stock that have not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights that have not Vested ($) (4)
Ole G. Rosgaard	67,102	4,010,016	161,892	9,674,666
Lawrence A. Hilsheimer	36,243	2,165,882	56,267	3,362,516
Gary R. Martz	23,003	1,374,659	35,713	2,134,209
Timothy L. Bergwall	20,451	1,222,152	31,743	1,896,962
Patrick G. Mullaney	18,717	1,118,528	29,038	1,735,311
(1)    Represents the total number of RSUs granted under the LTIP for the 2023-2025, 2024-2026, and 2025-2027 performance periods. The 2023-2025 RSUs are scheduled to vest on January 14, 2025; the 2024-2026 RSUs are scheduled to vest on January 14, 2027; and the 2025-2027 RSUs are scheduled to vest January 14, 2028.
(2)    Represents the market or payout value of the RSUs determined by multiplying the closing price of our shares of Class A Common Stock on September 30, 2025 ($59.76) by the number of RSUs granted.
(3)    Represents the total number of PSUs granted at the target performance level under the LTIP for the 2023-2025, 2024-2026, and 2025-2027 performance periods. The PSU vesting date will be specified by the Compensation Committee following the end of the applicable performance period. The vesting date for the 2023-2025 PSUs will be no sooner than January 14, 2026 and no later than March 15, 2026. The vesting date for the 2024-2026 PSUs will be no sooner than January 14, 2027 and no later than March 15, 2027. The vesting date of the 2025-2027 PSUs will be no sooner than December 14, 2027 and no later than March 15, 2028.
(4)    Represents the market or payout value of the PSUs determined by multiplying the closing price of our shares of Class A Common Stock on September 30, 2025 ($59.76) by the number of PSUs granted at target performance level.
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Option Exercises and Stock Vested in Fiscal 2025
No equity-based compensation awards were exercised or vested during fiscal 2025.

Pension Benefits
Pension Plans
We have a tax-qualified defined benefit pension plan that is intended to meet the requirements of Section 401(a) of the Code for our U.S. employees hired prior to November 1, 2007, who have long and continuous service before retirement. Benefits payable under the U.S. pension plan are funded entirely through Company contributions to a trust fund. The U.S. pension plan provides for a lump sum payment or a monthly benefit for the participant’s lifetime upon reaching the normal retirement age under the U.S. pension plan, which is 65. The monthly benefit is calculated by multiplying the participant’s annual average compensation (calculated using the five highest complete years of the last ten years of compensation or the final sixty months of compensation, whichever is higher, capped at Code limits) by 35% and by the participant’s years of service divided by the years the participant could have worked until his or her normal retirement date divided by 12. “Compensation” for purposes of the pension plan includes base salary and payments under the STIP. Participants are 100% vested in the U.S. pension plan once they have been credited with five years of service with the Company. Messrs. Martz and Bergwall are the only NEOs eligible to participate in the U.S. pension plan, and both are fully vested in their benefits under the U.S. pension plan. Once a participant is fully vested, the participant will have earned a non-forfeitable right to a benefit under the U.S. pension plan. Benefits may commence at the later of age 65 or five years vested in the U.S. pension plan. Mr. Martz is currently eligible for retirement benefits under the U.S. pension plan. The U.S. pension plan offers early retirement benefits at age 55 on a reduced basis with a required 15 years of service. Mr. Bergwall is eligible for early retirement benefits under the U.S. pension plan.
Mr. Mullaney participates in pension plans sponsored by our Netherlands subsidiary. Benefits payable under these pension plans are funded in part by personal contributions deducted from Mr. Mullaney's gross salary and otherwise through the subsidiary's contributions to a private pension fund, as required by Dutch law. Mr. Mullaney accrued benefits under the Dutch pension plans from June 19, 2017 through May 29, 2022. Mr. Mullaney is eligible to receive full benefits upon his reaching the normal retirement age under Dutch law. On January 1, 2018, the normal retirement age in the Netherlands changed from 67 to 68, although Mr. Mullaney will be eligible for retirement benefits under at least one of the plans at 67. The pension plans offer early retirement benefits on a reduced basis up to 10 years prior to the retirement age applicable to the relevant plan. Mr. Mullaney is not eligible for early retirement benefits under the Dutch pension plans. Participants under the plans vest in their benefits immediately. Therefore, Mr. Mullaney is fully vested in his benefits under the Dutch pension plans.
Supplemental Executive Retirement Plan
Our SERP provides benefits for a select group of U.S.-based executive officers. The SERP is considered to be an “unfunded” arrangement as amounts generally will not be set aside or held by the Company in a trust, escrow, or similar account. The benefit from the pension plan and the SERP is equal to a target percentage (ranging from 40% to 50% depending on job classification) times the executive officer’s highest three-year average compensation of the last five years worked by the executive officer and reduced for less than 20 years of continuous service and for receiving benefits prior to the executive officer’s normal retirement age. “Compensation” for purposes of the SERP includes base salary and payments under the STIP, and benefits are payable quarterly under the SERP for 15 years. “Normal retirement age” under the SERP is 65. Generally, vesting under the SERP requires 10 years of service or the attainment of the normal retirement age. Mr. Martz is the only NEO eligible to participate in the SERP, and he is fully vested in his benefits under the SERP.
Pension Benefits in Fiscal 2025
The table below sets forth the years of service and present value of the accumulated benefit for each of the eligible NEOs under the pension plans and SERP described above as of September 30, 2025. Messrs. Bergwall and Mullaney are not eligible to participate in our SERP, and Messrs. Rosgaard and Hilsheimer are not eligible to participate in our pension plans or SERP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)(2)(3)	Payments During Last FY ($)
Gary R. Martz	U.S. Pension Plan	24	1,018,100	—
	SERP	24	7,957,772	—
Timothy L. Bergwall	U.S. Pension Plan	24	876,079	—
Patrick G. Mullaney	Netherlands Pension Plan	3	36,176	—
(1) Assumptions for calculations for the U.S. pension plan and SERP:
(A) Age 65 commencement.
(B) No decrements for death or termination prior to age 65.
(C) The mortality assumption for the U.S. pension plan uses Pri-2012 projected forward using the MP-2021 projected scale as of September 30 for 2025 and October 31 for 2024.
(D)    Discount rates for the U.S. pension plan of 5.32% as of September 20, 2025 and 5.49% as of October 31, 2024; discount rates for the SERP of 4.83% as of September 30, 2025 and 5.25% as of October 31, 2024.
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(2)    Mr. Mullaney's Netherlands pension benefits were calculated in Euros and converted to USD using exchange rates of 1.170207 as of September 30, 2025 and 1.081841 as of October 31, 2024. Assumptions for calculations for the Netherlands pension plan:
(A) Age 68 commencement (a small portion of benefits is eligible to start at 67).
(B) The mortality assumption for the Netherlands pension plan uses the AP Prognosetafel AG 2024 mortality table as of September 30 for 2025 and AP Prognosetafel AG 2024 mortality table as of October 31 for 2024.
(C)    Discount rates for the Netherlands pension plan of 3.92% as of September 20, 2025 and 3.52% as of October 31, 2024.
(3) See Note 9 in the Notes to Consolidated Financial Statements included in Item 8 of the 2025 Form 10-KT for a discussion of the valuation method and material assumptions applied in quantifying the present value of the accumulated benefit.

Nonqualified Retirement and Deferred Compensation
Supplemental Executive Retirement Plan
We have a defined contribution supplemental executive retirement plan ("DC SERP") for a select group of U.S.-based executive officers who are not eligible to participate in our pension plans. We accrue an amount equal to a specified percentage of the executive officer's base salary and annual short-term incentive plan bonus payments. This account is also credited annually with interest based on the discount rate used under the U.S. pension plan. Vesting under the DC SERP requires 10 years of service or the attainment of age 65. Vested executive officers are entitled to the payment of a future benefit upon retirement equal to the accrued amounts and credited interest, which is payable in equal installments quarterly over 15 years.
The table below sets forth certain information concerning Mr. Hilsheimer's benefits under the DC SERP as of September 30, 2025. Mr. Hilsheimer is the only NEO currently participating in the DC SERP. He is fully vested in his accumulated benefit under the DC SERP since he has attained the age of 65.

Name	Plan Name	Number of Years Credited Service (#)	Value of Pay Credits and Above Market Interest in Last FY ($)(1)	Present Value of Accumulated Benefit ($) (2)(3)	Payments During Last FY ($)
Lawrence A. Hilsheimer	DC SERP	11	325,676	3,818,323	—
(1) The amount in this column represents pay credits and above market interest credits accrued during fiscal 2025 under the DC SERP. This amount is also included in Mr. Hilsheimer's fiscal 2025 compensation in the Summary Compensation Table.
(2) The amount in this column represents the total value of pay credits, above market interest, and non-above market interest accrued under the DC SERP as of September 30, 2025. This amount is not included in Mr. Hilsheimer's fiscal 2025 compensation in the Summary Compensation Table.
(3) The interest crediting rate for the DC SERP was 5.32% as of September 30, 2025.
Nonqualified Supplemental Deferred Compensation Plan
We have a nonqualified supplemental deferred compensation plan ("NQSP") for a select group of U.S.-based executive officers who do not participate in the SERP or DC SERP described above. The NQSP credits eligible officers who are employed on December 31 of each calendar year with a contribution equal to the maximum employer contribution rate under the Company's 401(k) Plan, multiplied by the excess, if any, of the sum of the officer's base salary and annual short-term incentive plan bonus payments, over the maximum compensation limit under Code Section 401(a)(17) for the applicable year. The NQSP also permits discretionary Company contributions, which may vary by eligible executive officer. The Company does not presently intend to make any discretionary contributions. The NQSP is compliant with the regulations promulgated by the IRS under Code Section 409A. Vesting under the NQSP requires five years of service or the attainment of age 65. Vested executive officers are entitled to the payment of the vested deferred balance based on a schedule selected by the executive officer either a lump sum or five annual installments.
The table below sets forth certain information concerning Messrs. Rosgaard's and Bergwall's benefits under the NQSP as of September 30, 2025. Messrs. Rosgaard and Bergwall are the only NEOs currently participating in the NQSP, and both are fully vested in their accumulated benefits under the NQSP.

Name	Plan Name	Number of Years Credited Service (#)(1)	Value of Pay Credits and Above Market Interest in Last FY ($)(2)	Present Value of Accumulated Benefit ($) (3)(4)	Payments During Last FY ($)
Ole G. Rosgaard	NQSP	10	151,887	671,553	—
Timothy L. Bergwall	NQSP	23	50,103	322,823	—
(1)    This number represents the years of credited service under the NQSP which starts from the participant's date of hire. To receive a service credit under the NQSP, the participant must be employed on December 31 of each calendar year.
(2)    The amounts in this column represent pay credits and above market interest credits accrued during fiscal 2025 under the NQSP. These amounts are also included in Messrs. Rosgaard's and Bergwall's fiscal 2025 compensation in the Summary Compensation Table.
(3)    The amount in this column represents the total value of pay credits, above market interest, and non-above market interest accrued under the NQSP as of September 30, 2025. This amount is not included in Messrs. Rosgaard's or Bergwall's fiscal 2025 compensation in the Summary Compensation Table.
(4)    The interest crediting rate for the NQSP was 5.32% as of September 30, 2025.
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Nonqualified Deferred Compensation Plan
We have a NQDCP for our U.S.-based executive officers that provides a vehicle for our executive officers to elect to defer their compensation. The NQDCP is intended to meet the requirements of Section 409A of the Code. A participant’s base salary and annual short-term incentive plan bonus payments are eligible for deferral under the NQDCP, and participants may defer up to 100% of their compensation. We do not currently match any compensation deferred by participants or provide any other discretionary contributions under the NQDCP. A participant’s deferred compensation (along with company-match or contributions, if any) is deposited into an account with a rabbi trust to protect and segregate such funds. Deferred funds are invested in a similar range of investment options as are available in our 401(k) plan. The funds in a participant’s account are distributed to a participant upon his or her retirement in a lump sum or in equal annual installments over a five- or ten-year period, as elected by the participant, or in a lump sum upon a participant’s termination of employment, death, or disability or a change in control of the Company. Subject to the terms of the NQDCP, participants may also receive a distribution of funds for an unforeseeable emergency. A participant is fully vested in his or her own deferral contributions, but the right to Company-matching contributions, if any, is subject to vesting as provided by the NQDCP.
The table below sets forth certain information concerning Messrs. Rosgaard and Bergwall's benefits under the NQDCP as of September 30, 2025. Mr. Bergwall was the only NEO that elected to defer compensation under the NQDCP in fiscal 2025. Both Messrs. Rosgaard and Bergwall are fully vested in their aggregate balance under the NQDCP.

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)
Ole G. Rosgaard	NQDCP	—	—	8,655	—	248,118
Timothy L. Bergwall	NQDCP	28,979	—	34,101	—	393,346
(1)The amount shown for Mr. Bergwall includes deferred compensation on base salary and STIP during fiscal 2025 and is included in Mr. Bergwall's fiscal 2025 compensation in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control
On September 23, 2025, our UK subsidiary and Mr. Mullaney entered into an agreement regarding his separation from the Company. Under his separation agreement, Mr. Mullaney's employment will terminate on April 1, 2026. Until this termination date, Mr. Mullaney will remain an employee of our UK subsidiary on garden leave.
As described below under “Agreements with NEOs,” we and Mr. Mullaney have also entered into both a noncompetition and nondisclosure agreement related to his participation in the LTIP and an employment agreement. These agreements require Mr. Mullaney to abide by customary nondisclosure, nonsolicitation, and noncompetition covenants during his employment and post-employment, and under his separation agreement, these restrictive covenants will remain in place until October 1, 2027. Under his separation agreement, Mr. Mullaney is also subject to customary restrictive covenants concerning nondisparagement.
Under his separation agreement, Mr. Mullaney will continue to receive his base salary, health benefits, a car allowance, pension contribution payments, and all other amounts otherwise payable under his employment agreement or pursuant to local UK law up to the date of termination, subject to UK tax obligations. Provided Mr. Mullaney is not in material breach of his separation agreement, his employment contract, or his obligations of noncompetition, nondisclosure, and nondisparagement, Mr. Mullaney will, upon termination from the Company, also receive a pro-rated cash equivalent of the 2024-2026 LTIP, prorated through fiscal 2025, in the amount of $746,369.55 USD and a severance payment in the amount of $344,768.73 USD (the amount of such severance payment converted from GBP to USD using an exchange rate of 1.26).

Agreements with NEOs
We do not have employment agreements with any of our U.S.-based NEOs. All NEOs, as well as all other participants in the LTIP, as a condition to participating in a three-year performance period under the LTIP, have entered into noncompetition and nondisclosure agreements with us requiring them to abide by customary nondisclosure, nonsolicitation, and noncompetition covenants during their employment and for certain periods of time after their employment.
In accordance with customary local practice in the UK, Mr. Mullaney and our UK subsidiary entered into an employment agreement on June 1, 2022 for Mr. Mullaney's employment as a Senior Vice President of the Company. Pursuant to Mr. Mullaney's separation agreement dated September 23, 2025, his employment agreement will terminate on April 1, 2026.
Under his employment agreement, Mr. Mullaney receives an annual base salary and may receive discretionary bonuses, is eligible to participate in the STIP and LTIP, is a member of the Company's UK workplace pension plan, and is entitled to receive supplemental health benefits, life insurance benefits, paid leave and time off, a car allowance, and other fringe benefits customary for executives in the UK, as well as other benefits provided to our UK employees. The compensation paid to Mr. Mullaney in accordance with his employment agreement for fiscal 2025 is described in the Summary Compensation Table and the executive compensation tables set forth above.
In addition to his nondisclosure, nonsolicitation, and noncompetition agreements related to his participation in the LTIP, described above, Mr. Mullaney is subject to post-employment covenants that prohibit him from disclosing or using our confidential information or engaging in activities which compete with our businesses. Mr. Mullaney's employment agreement imposes non-competition obligations
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for nine months following Mr. Mullaney's separation of service from the Company. Pursuant to Mr. Mullaney's separation agreement, his non-competition obligations will expire October 1, 2027.
The severance and separation benefits provided to Mr. Mullaney under his employment agreement upon the occurrence of certain termination events were incorporated into the terms of his separation agreement, as described above under "Potential Payments Upon Termination or Change in Control."

PAY RATIO
Pursuant to Item 402(u) of Regulation S-K, for fiscal year 2025, the ratio of the total annual compensation of our CEO to the total annual compensation of the median employee was 209 to 1.
To identify the median employee, we first determined our global employee population consisting of full-time, part-time, seasonal and temporary employees as of September 30, 2025. We excluded all employees in Mexico (111), Malaysia (99), Chile, (60), Colombia (59), Costa Rica (53), Egypt (48), Vietnam (43), Algeria (40), Kenya (22), Guatemala (8), and Ukraine (3) under the de minimus exception, as the aggregate number of employees in those countries (546) represents less than 5% of our total global employee population of 11,589. This reflects a decrease in our total global employee population from fiscal 2024 of 2,259 employees, or 16.3% of our total global employee population, largely resulting from the Company's divestiture of its U.S.-based containerboard business and headcount reductions related to our cost-optimization program.
After determining our global employee population, we then used the annual base salary reflected in our internal payroll system, converted into U.S. dollars, as our consistently applied compensation measure. Once the median employee was identified, we calculated the median employees' compensation using the same methodology used to calculate the total compensation of our CEO as set forth in the Summary Compensation Table. The average median employee's annual total compensation was $45,084. The annual total compensation of our CEO was $9,439,962, as set forth in the Summary Compensation Table of this proxy statement.
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PAY VERSUS PERFORMANCE
In accordance with the rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following information regarding executive compensation for our Chief Executive Officer (CEO), who is our Principal Executive Officer (PEO), and non-PEO Named Executive Officers (NEOs) and Company financial performance for our five most recent fiscal years.
For further information concerning the Company's pay-for-performance philosophy and how the Company aligns executive compensation with the Company's performance, refer to "Compensation Discussion and Analysis - Compensation Philosophy and Objectives."

Year	Summary Compensation Table Total for First PEO ($)(1)	Summary Compensation Table Total for Second PEO ($)(2)	Compensation Actually Paid to First PEO ($)(3)(4)	Compensation Actually Paid to Second PEO ($)(3)(5)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(6)(7)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)(6)(7)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ millions)	Adjusted EBITDA ($ millions) (10)
							Total Shareholder Return ($)(8)	Peer Group Total Shareholder Return ($)(9)
2025	9,439,962	—	13,821,607	—	3,874,758	4,433,003	156.66	103.66	863.1	511.3
2024	8,512,454	—	10,629,490	—	3,698,723	3,597,684	161.41	122.76	295.5	694.3
2023	4,352,908	—	3,092,669	—	3,557,909	1,716,832	162.02	92.59	379.1	818.8
2022	4,625,065	14,207,601	8,702,483	7,867,148	4,255,197	4,370,793	166.82	93.58	394	917.5
2021	—	8,098,389	—	19,163,129	2,746,401	5,977,176	161.13	121.89	413.2	764.2
(1)Ole G. Rosgaard was appointed President and CEO of the Company effective February 1, 2022.
(2)Peter G. Watson retired as President and CEO of the Company effective January 31, 2022.
(3)The amounts shown for Compensation Actually Paid to Mr. Rosgaard, Mr. Watson, and the Non-PEO NEOs have been calculated in accordance with Item 402(v) of Regulation S-K and reflect total compensation as set forth in the Summary Compensation Table above, adjusted as further set forth in footnotes 8, 9, and 10 below.
(4)The following adjustments were made to the total compensation reported in the Summary Compensation Table to arrive at the compensation actually paid to Mr. Rosgaard:

Year	Summary Compensation Table Total for First PEO ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings from Summary Compensation Table ($)	Pension Benefit Adjustments ($)(a)	Equity Awards from Summary Compensation Table ($)	Equity Award Adjustments ($)(b)	Compensation Actually Paid to First PEO ($)
2025	9,439,962	(2,869)	149,018	(6,121,850)	10,357,346	13,821,607
2024	8,512,454	(4,095)	139,431	(5,480,471)	7,462,171	10,629,490
2023	4,352,908	(4,082)	101,781	(2,230,716)	872,778	3,092,669
2022	4,625,065	(903)	115,632	(2,224,859)	6,187,548	8,702,483
2021	—	—	—	—	—	—
(a)The pension benefit adjustments for Mr. Rosgaard for each year include the addition of the following:

Year	Actuarially Determined Service Costs ($)	Prior Service Costs ($)	Total Pension Benefit Adjustments ($)
2025	149,018	—	149,018
2024	139,431	—	139,431
2023	101,781	—	101,781
2022	115,632	—	115,632
2021	—	—	—
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(b)The equity award adjustments for Mr. Rosgaard for each year include the addition or subtraction, as applicable, of the following:

Year	Year-end fair value of awards granted and unvested in the fiscal year ($)	Change over the fiscal year in fair value of awards granted in prior years outstanding and unvested in the fiscal year ($)	Fair value as of vesting date of awards granted and vested in the fiscal year ($)	Change from end of prior fiscal year of awards granted in prior years that failed to meet vesting conditions in the fiscal year ($)	Fair value at end of prior fiscal year of awards granted in prior years that failed to meet vesting conditions in the fiscal year ($)	Value of dividends or other earnings paid on stock or option awards in the fiscal year before the vesting date, not otherwise reflected in the fair value or included in total compensation for the fiscal year ($)	Total Equity Award Adjustments ($)
2025	5,086,348	5,357,348	—	(86,350)	—	—	10,357,346
2024	7,508,040	(41,608)	—	(4,261)	—	—	7,462,171
2023	2,469,734	(1,698,474)	—	101,518	—	—	872,778
2022	5,503,459	699,278	—	(15,189)	—	—	6,187,548
2021	—	—	—	—	—	—	—
The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant.
(5)The following adjustments were made to the total compensation reported in the Summary Compensation Table to arrive at the compensation actually paid to Mr. Watson:

Year	Summary Compensation Table Total for Second PEO ($)	Aggregate Change in Actuarial Present Value of Pension Benefits from Summary Compensation Table ($)	Pension Benefit Adjustments ($)(a)	Equity Award Values from Summary Compensation Table	Equity Award Adjustments ($)(b)	Compensation Actually Paid to Second PEO ($)
2025	—	—	—	—	—	—
2024	—	—	—	—	—	—
2023	—	—	—	—	—	—
2022	14,207,601	—	508,829	(11,587,974)	4,738,692	7,867,148
2021	8,098,389	(2,644,444)	851,012	(882,736)	13,740,908	19,163,129
(a)The pension benefit adjustments for Mr. Watson for each year include the addition of the following:

Year	Actuarially Determined Service Costs ($)	Prior Service Costs ($)	Total Pension Benefit Adjustments ($)
2025	—	—	—
2024	—	—	—
2023	—	—	—
2022	508,829	—	508,829
2021	851,012	—	851,012
(b)The equity award adjustments for Mr. Watson for each year include the addition or subtraction, as applicable, of the following:

Year	Year-end fair value of awards granted and unvested in the fiscal year ($)	Change over the fiscal year in fair value of awards granted in prior years outstanding and unvested in the fiscal year ($)	Fair value as of vesting date of awards granted and vested in the fiscal year ($)	Change from end of prior fiscal year of awards granted in prior years that failed to meet vesting conditions in the fiscal year ($)	Fair value at end of prior fiscal year of awards granted in prior years that failed to meet vesting conditions in the fiscal year ($)	Value of dividends or other earnings paid on stock or option awards in the fiscal year before the vesting date, not otherwise reflected in the fair value or included in total compensation for the fiscal year ($)	Total Equity Award Adjustments ($)
2025	—	—	—	—	—	—	—
2024	—	—	—	—	—	—	—
2023	—	—	—	—	—	—	—
2022	1,051,146	3,762,786	—	(75,240)	—	—	4,738,692
2021	7,551,012	5,979,816	—	210,080	—	—	13,740,908
The valuation assumption used to calculate fair values did not materially differ from those disclosed at the time of grant.
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(6)For 2025, our non-PEO NEOs were Lawrence A. Hilsheimer, Gary R. Martz, Timothy L. Bergwall, and Patrick G. Mullaney; for 2024 and 2023, our non-PEO NEOs were Lawrence A. Hilsheimer, Gary R. Martz, Timothy L. Bergwall, and Bala V. Sathyanarayanan; for 2022 and 2021, our non-PEO NEOs were Lawrence A. Hilsheimer, Gary R. Martz, Michael Cronin, and Ole G. Rosgaard.
(7)The following adjustments were made to the total compensation reported in the Summary Compensation Table to arrive at the average compensation actually paid to our NEOs other than our PEO:

Year	Summary Compensation Table Total for Non-PEO NEOs ($)	Aggregate Change in Actuarial Present Value of Pension Benefits from Summary Compensation Table ($)	Pension Benefit Adjustments ($)(a)	Equity Award Values from Summary Compensation Table	Equity Award Adjustments ($)(b)	Compensation Actually Paid to Non-PEO NEOs ($)
2025	3,874,758	(408,331)	104,882	(1,834,089)	2,695,783	4,433,003
2024	3,698,723	(311,881)	119,139	(1,779,353)	1,871,056	3,597,684
2023	3,557,909	(21,916)	98,780	(2,318,458)	400,517	1,716,832
2022	4,255,197	(5,048)	145,684	(2,595,456)	2,570,416	4,370,793
2021	2,746,401	(362,440)	193,470	(269,654)	3,669,399	5,977,176
(a)The pension benefit adjustments for the Non-PEO NEOs for each year include the addition of the following:

Year	Actuarially Determined Service Costs ($)	Prior Service Costs ($)	Total Pension Benefit Adjustments ($)
2025	104,882	—	104,882
2024	119,139	—	119,139
2023	98,780	—	98,780
2022	145,684	—	145,684
2021	193,470	—	193,470
(b)The equity award adjustments for the Non-PEO NEOs for each year include the addition or subtraction, as applicable, of the following:

Year	Year-end fair value of awards granted and unvested in the fiscal year ($)	Change over the fiscal year in fair value of awards granted in prior years outstanding and unvested in the fiscal year ($)	Fair value as of vesting date of awards granted and vested in the fiscal year ($)	Change from end of prior fiscal year of awards granted in prior years that failed to meet vesting conditions in the fiscal year ($)	Fair value at end of prior fiscal year of awards granted in prior years that failed to meet vesting conditions in the fiscal year ($)	Value of dividends or other earnings paid on stock or option awards in the fiscal year before the vesting date, not otherwise reflected in the fair value or included in total compensation for the fiscal year ($)	Total Equity Award Adjustments ($)
2025	1,273,115	1,449,661	—	(26,993)	—	—	2,695,783
2024	1,852,196	23,272	—	(4,412)	—	—	1,871,056
2023	819,964	(537,952)	—	118,505	—	—	400,517
2022	1,785,133	804,008	—	(18,725)	—	—	2,570,416
2021	2,230,779	1,381,863	—	56,757	—	—	3,669,399
The valuation assumption used to calculate fair values did not materially differ from those disclosed at the time of grant.
(8)Cumulative total shareholder return (TSR) of the Company's Class A Common Stock, based on an initial fixed investment of $100 as of October 31, 2020.
(9)Peer group TSR represents the cumulative TSR of the Dow Jones U.S. Containers & Packaging Index, based on an initial fixed investment of $100 as of October 31, 2020, which we present in the stock performance graph required by Item 201(e) of Regulation S-K included in our annual report on Form 10-K for the year ended September 30, 2025.
(10)Adjusted EBITDA means adjusted earnings before interest, taxes, depreciation, depletion and amortization, subject to such adjustments that the Compensation Committee determines to be necessary to reflect accurately the EBITDA of the Company for the applicable period. Adjusted EBITDA is a non-GAAP financial measure that has not been prepared in accordance with U.S. GAAP and is not based on any standardized methodology prescribed by U.S. GAAP. As a result, it is not necessarily comparable to similarly titled measures presented by other companies. While the Company uses multiple financial performance measures to evaluate performance under the Company's compensation programs, the Company has determined that Adjusted EBITDA is the financial performance measure that, in the Company's assessment, represents the most important performance measure (that is not otherwise required to be in the table) used by the Company to link compensation actually paid to the Company's PEO and Non-PEO NEOs to Company performance for the three most recently completed fiscal years.
Greif - Proxy Statement 46

Company TSR v Peer Group TSR
The following chart compares our Company cumulative TSR over the five-year period from 2021 to 2025 to that of the Dow Jones U.S. Containers and Packaging Index

Compensation Actually Paid v Company TSR
The following chart shows the relationship between compensation actually paid to our PEOs, the average compensation actually paid to our Non-PEO NEOs, and the Company's cumulative TSR over the five-year period from 2021 through 2025.

Compensation Actually Paid versus Company TSR
Compensation Actually Paid (000s)
$20,000
$18,000
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
CumulativeTSR (Value of Initial $100 Investment)
$169.00
$167.00
$165.00
$163.00
$161.00
$159.00
$157.00
$155.00
$19,163
$161.13
$5,977
$8,702
$7,867
$166.82
$4,371
$3,093
$162.01
$1,717
$10,629
$161.41
$3,598
$13,822
$156.66
$4,433
2021
2022
2023
2024
2025
CEO (Mr. Rosgaard)
CEO (Mr. Watson)
Average for Non-CEO NEOs
TSR

Greif - Proxy Statement 47

Compensation Actually Paid v Net Income
The following chart shows the relationship between compensation actually paid to our PEOs, the average compensation actually paid to our Non-PEO NEOs, and the Company's net income for fiscal years 2021 to 2025.

Compensation Actually Paid versus Net Income
Compensation Actually Paid (000s)
Net Income (000's)
$20,000
$18,000
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
$875.00
$775.00
$675.00
$575.00
$475.00
$375.00
$275.00
$19,163
$5,977
$8,702
$7,867
$4,371
$3,093
$1,717
$10,629
$3,598
$13,822
$4,433
$413.20
$394.00
$379.10
$295.50
$863.10
2021
2022
2023
2024
2025
CEO (Mr. Rossgard)
CEO (Mr. Watson)
Average for Non-CEO NEOs
Net Income

Compensation Actually Paid v Adjusted EBITDA
The following chart shows the relationship between compensation actually paid to our PEOs, the average of compensation actually paid to our Non-PEO NEOs, and the Company's adjusted EBITDA for fiscal years 2021 to 2025.

Compensation Actually Paid versus Adjusted EBITDA
Compensation Actually Paid (000s)
Adjusted EBITDA (000's)
$20,000
$18,000
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$-
$950.00
$900.00
$850.00
$800.00
$750.00
$700.00
$650.00
$600.00
$550.00
$500.00
$19,163
$5,977
$764.20
$8,702
$7,867
$4,371
$917.50
$3,093
$1,717
$818.80
$10,629
$3,598
$694.30
$13,822
$4,433
$511.30
2021
2022
2023
2024
2025
CEO (Mr. Rossgard)
CEO (Mr. Watson)
Average for Non-CEO NEOs
Adjusted EBITDA

Greif - Proxy Statement 48

Financial Performance Measures
As described in greater detail in "Compensation Philosophy and Objectives," the Company's executive compensation program is designed to align our executive compensation with achieving business and financial goals that drive long-term shareholder value. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company's PEO and Non-PEO NEOs to the Company's financial performance for the most recently completed fiscal year are:
•Adjusted EBITDA
•Operating Profit Before Special Items (OPBSI)
•Operating Working Capital (OWC)
•Relative TSR (rTSR)
These are the metrics the Company uses for our short-term and long-term incentive plans to motivate and incentivize our executive officers by linking their compensation to the achievement of targeted financial, business, and individual performance goals. For further information on how these metrics are calculated, refer to "Elements of our Compensation Program - Short-Term Incentive Plan and Long-Term Incentive Plan."
Greif - Proxy Statement 49

AUDIT COMMITTEE MATTERS
Report of the Audit Committee
The Audit Committee is responsible for monitoring and reviewing our financial reporting process on behalf of the Board. The Audit Committee consists of four independent directors. The Company’s Board has determined that all Audit Committee members are “financially literate” as defined by the NYSE standards and that Robert M. Patterson qualifies as an “audit committee financial expert” as defined by applicable SEC regulations. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and preparation of the consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). In fulfilling its responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the 2025 Form 10-KT with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. Throughout the year, the Audit Committee also monitored the results of the testing of internal control over financial reporting pursuant to §404 of the Sarbanes-Oxley Act of 2002, reviewed a report from management and internal audit regarding the design, operation, and effectiveness of internal control over financial reporting and reviewed a report from Deloitte & Touche LLP regarding the effectiveness of internal control over financial reporting. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with GAAP, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). In addition, the Audit Committee received written disclosures regarding the independent auditors’ independence from management, and received a letter confirming that fact from the independent auditors, which included applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with the auditors’ independence.
The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets separately with the internal and independent auditors, with and without management present, and separately with management, to discuss the results of their examinations, their independence, their evaluations of our internal controls, and the overall quality of our financial reporting.
As discussed above, the Audit Committee is responsible for monitoring and reviewing our financial reporting process. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with GAAP and on the representations of the independent auditors included in their report on our consolidated financial statements. The Audit Committee’s review does not provide its members with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that our consolidated financial statements are presented in accordance with GAAP, that the audit of our consolidated financial statements has been carried out in accordance with the standards of the PCAOB, or that our independent auditors are in fact “independent.”
The Audit Committee receives regular reports from our General Counsel with respect to matters coming within the scope of our Code of Conduct. The CEO and the principal financial officer have each agreed to be bound by the Code of Conduct and the Sarbanes-Oxley Act mandated Code of Ethics for Senior Financial Officers. The Company has also implemented and applied the Code of Conduct throughout the Company. It also has in place procedures for the receipt of complaints concerning our accounting, internal accounting controls, or auditing practices, including the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing practices.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited consolidated financial statements be included in the 2025 Form 10-KT for filing with the Securities and Exchange Commission. The Audit Committee has appointed Deloitte & Touche LLP as our independent registered accounting firm and auditor for the fiscal year 2026. See "Proposal 2 - Ratification of Appointment of Independent Auditor."
Submitted by the Audit Committee of the Board of Directors.

Robert M. Patterson, Chair
Jillian C. Evanko
Karen A. Morrison
B. Andrew Rose
Greif - Proxy Statement 50

Audit Committee Pre-Approval Policy
The Audit Committee is responsible for the appointment, compensation, and oversight of the work of the independent auditors. As part of this responsibility, the Audit Committee is required to pre-approve the audit and permissible non-audit services performed by the independent auditors in order to assure that such services do not impair the auditors’ independence from the Company. The Securities and Exchange Commission has issued rules specifying the types of services that independent auditors may not provide to their audit client, as well as the audit committee’s administration of the engagement of the independent auditors. Accordingly, the Audit Committee has adopted a Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions under which services proposed to be performed by the independent auditors must be pre-approved.
Pursuant to the Policy, certain proposed services may be pre-approved on a periodic basis so long as the services do not exceed certain predetermined cost levels. If not pre-approved on a periodic basis, proposed services must otherwise be separately pre-approved prior to being performed by the independent auditors. In addition, any proposed services that were pre-approved on a periodic basis, but later exceeded the predetermined cost level would require separate pre-approval of the incremental amounts by the Audit Committee.
The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for proposed services to be performed by the independent auditors for up to $500,000 per engagement. Pursuant to the Policy, in the event the Chair pre-approves services, the Chair is required to report decisions to the full Audit Committee at its next regularly-scheduled meeting.
Fees of the Independent Registered Public Accounting Firm
All services to be provided by our independent auditors are pre-approved by the Audit Committee, including audit services, audit-related services, tax services, and certain other services. See “Audit Committee Pre-Approval Policy.” Aggregate fees billed to the Company for each of the fiscal years ended September 30, 2025 and October 31, 2024 by Deloitte & Touche LLP were as follows:

Type of Service	2025	2024
Audit Fees (1)	$6,844,763	$7,845,000
Audit-Related Fees (2)	$11,725	$969,000
Tax Fees (3)	$1,470,262	$1,708,000
All Other Fees (4)	$6,083	$286,000
Total	$8,332,833	$10,808,000
(1)Comprises the audits of our annual financial statements and internal controls over financial reporting and reviews of our quarterly financial statements, attest services and consents to SEC filings.
(2)For fiscal 2025, comprises special reporting for an affiliate capital increase, and for fiscal 2024, comprises due diligence for the containerboard divestiture.
(3)Comprises services for tax compliance, tax planning, and tax advice. Tax compliance includes services for compliance related tax advice, as well as the preparation and review of both original and any amended tax returns for the Company and its consolidated subsidiaries. Tax compliance related fees represented $81,609 of the tax fees for fiscal year 2025 and $116,000 of the tax fees for fiscal year 2024. The remaining tax fees primarily include tax planning and general tax advice.
(4)Comprises other miscellaneous services.
None of the services described under the headings “Audit-Related Fees,” “Tax Fees,” or “All Other Fees” above were approved by the Audit Committee pursuant to the waiver procedure set forth in 17 CFR 210.2-01 (c)(7)(i)(C).

Greif - Proxy Statement 51

OTHER MATTERS
Communications with the Board
Our Board believes it is important for stockholders to have a process to send communications to the Board. Accordingly, any stockholder or other interested party who desires to make his or her concerns known to the non-management directors or to the entire Board may do so by communicating with the chair of the Audit Committee by e-mail to audit.committee@greif.com or in writing to Audit Committee Chair, Greif, Inc., 425 Winter Road, Delaware, Ohio 43015. All such communications will be forwarded to the non-management directors or the entire Board as requested in the communication.
Stockholder Recommendations for Director Nominees
The Nominating Committee is responsible for evaluating and recommending candidates to the Board. The Committee’s Charter sets forth certain specific, minimum qualifications that must be met by a Nominating Committee recommended nominee for a position on the Board, as well as qualities and skills that Board members must possess. The Nominating Committee determines, and then reviews its determinations with the Board on an annual basis, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers director’s qualification as independent, as well as diversity, age, skill, and experience in the context of the needs of the Board. The Nominating Committee views diversity in a broad context to include race, gender, ethnicity, geography, diversity of viewpoint, professional and industry experience, skills, education, and personal expertise, among others. At a minimum, directors should share the values of the Company and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board activities and the willingness to do so. Ultimately, the Nominating Committee will select prospective Board members who the Nominating Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the stockholders.
The Nominating Committee identifies potential director candidates through a variety of means, including recommendations from members of the Committee or the Board, suggestions from Company management, and stockholder recommendations. The Committee also may, in its discretion, engage director search firms to identify candidates. Stockholders may recommend director candidates for consideration by the Nominating Committee by submitting a written recommendation to the Secretary of the Company at 425 Winter Road, Delaware, Ohio 43015 (the “Recommendation Notice”). The Recommendation Notice must contain, at a minimum, the following: the name and address, as they appear on our books, and telephone number, of the stockholder making the recommendation, including the name, age, business address, and residence address of the nominee, principal occupation or employment, number of shares and class of stock owned, and if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; together with a reasonably detailed description of the background, experience, and qualifications of that individual; a written acknowledgement by the individual being recommended that he or she has consented to the recommendation and consents to our undertaking of an investigation into the individual’s background, experience, and qualifications in the event that the Nominating Committee desires to do so; the disclosure of any relationship of the individual being recommended with the Company or any of its subsidiaries or affiliates, whether direct or indirect; and, if known to the stockholder, any material interest of such stockholder or individual being recommended in any proposals or other business to be presented at our next annual meeting of stockholders (or a statement to the effect that no material interest is known to such stockholder).
Except for the director nominees recommended by the Nominating Committee to the Board, no stockholder may nominate a person for election as a director of the Company during any stockholder meeting unless the stockholder wishing to nominate a person has first followed the procedures set forth in our Third Amended and Restated By-Laws. These procedures require a stockholder to provide notice of such nomination to the Secretary of the Company at the principal executive offices of the Company on a date not later than the close of business on the 90th day nor earlier than the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper form, a stockholder’s notice to the Secretary must be in writing and must set forth (a) the intention of the stockholder to nominate a person for election to the Board at the annual meeting, (b) the name and record address, as they appear on the Company’s books, of the stockholder proposing such nomination, (c) the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder, (d) any material interest of the stockholder in such nomination, (e) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such nomination before the meeting, (f) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address, and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the nominee, and (iv) a description of all arrangements or understandings between the stockholder and each nominee, and (g) any other information that is required to be provided by the stockholder pursuant to Regulations 14a-8 under the Securities Exchange Act of 1934.
In addition to satisfying the requirements under our Third Amended and Restated By-Laws, to comply with the universal proxy rules, a stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the anniversary date of the
Greif - Proxy Statement 52

immediately preceding annual meeting of stockholders. If the date of the 2027 annual meeting of stockholders is changed by more than 30 calendar days from such anniversary date, however, then the stockholder must provide notice by the later of 60 calendar days prior to the date of the 2027 annual meeting of stockholders and the 10th calendar day following the date on which public announcement of the date of the 2027 annual meeting of stockholders is first made.
Stockholder Proposals
If a stockholder wants to submit, in accordance with rule 14a-8 under the Securities Exchange Act of 1934, a proposal for inclusion in our proxy statement and form of proxy for presentation at the Company’s 2027 annual meeting of stockholders, the proposal must be provided in the manner set forth in rule 14a-8 under the Securities Exchange Act of 1934 and received by the Company at our principal executive offices by September 11, 2026. Proposals of stockholders intended to be presented at the 2027 annual meeting of stockholders (expected to be February 22, 2027), other than a matter brought pursuant to rule 14a-8 under the Securities Exchange Act of 1934, must be received by us for inclusion in the proxy statement and form of proxy no earlier than 120 days and no less than close of business on the 90th day in advance of the anniversary of the date of the last annual shareholder meeting. If a stockholder intends to present a proposal at the 2027 annual meeting of stockholders, but does not seek to include such proposal in our proxy statement and form of proxy, such proposal must be received by us on or prior to 45 days in advance of the first anniversary of the date of this proxy statement or the persons named in the form of proxy for the 2027 annual meeting of stockholders will be entitled to use their discretionary voting authority should such proposal then be raised at such meeting, without any discussion of the matter in our proxy statement or form of proxy. Furthermore, stockholders must follow the procedures set forth in Article I, Section 1.8, of our Third Amended and Restated By-Laws, as amended, in order to present proposals at the 2027 annual meeting of stockholders.
Certain Relationships and Related Party Transactions
We have a written policy for the approval of a transaction between the Company and one of its directors, executive officers, greater than 5% Class B stockholders, an entity owned or controlled by such persons, or an immediate family member of such persons, which is generally referred to as a related party transaction. This policy provides that the Audit Committee must review, evaluate and approve or disapprove all related party transactions involving an amount equal to or greater than $5,000. This policy also requires that all related party transactions be disclosed in our applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules. In addition, the Nominating Committee, which advises the Board of Directors on corporate governance matters, independently reviews and assesses corporate governance issues related to contemplated related party transactions.
During fiscal year 2025, we retained the law firm of Baker & Hostetler LLP to perform certain legal services on our behalf. Frank C. Miller, a partner of that firm, was elected as a director at the Company's 2025 annual meeting and has been nominated by the Board as a director nominee at the Annual Meeting. We anticipate retaining Baker & Hostetler LLP in fiscal year 2026. The fees for legal services rendered in fiscal year 2025 were less than $1,000,000.
Also during fiscal year 2025, the Company paid Vestis Corporation for uniform services. The Company also paid Tarkett for recyclable fiber and supplied Tarkett with cores. Kimberly T. Scott, who served as the President and CEO of Vestis Corporation until March 2025, and whose husband serves as the SVP of Operations at Tarkett, was elected as a director at the Company's 2025 annual meeting and has been nominated by the Board as a director nominee at the Annual Meeting. The amounts paid for uniform services to Vestis Corporation in 2025 were less than $25,000. The amounts paid for recyclable fiber to Tarkett in 2025 were less than $10,000. The amounts received by the Company for cores from Tarkett in 2025 were approximately $2,000,000.
Other Information
The proxy card enclosed with this proxy statement is solicited from Class B stockholders by and on behalf of the Board of Directors of the Company.
The expense for soliciting proxies for this Annual Meeting is to be paid by us. Solicitations of proxies also may be made by personal calls upon or telephone communications with stockholders, or their representatives, by not more than five officers or regular employees of the Company who will receive no compensation for doing so other than their regular salaries.
Management knows of no matters to be presented at the Annual Meeting other than the above proposals. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.
The SEC permits a single set of the annual report and proxy statement to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy form. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial stockholders who share a single address, unless any stockholder residing at that address gave contrary instructions. If any stockholder residing at such an address desires at this time to (i) receive a separate copy of this proxy statement and the attached annual report, (ii) receive a separate proxy statement and annual report in the future, or (iii) receive only one copy of proxy statements and annual reports to their address if currently receiving more than one, the stockholder should provide such instructions to the Company by calling Investor Relations at (614) 499-7233, emailing Investor Relations at bill.donofrio@greif.com, or by writing to Investor Relations, Greif, Inc., 425 Winter Road, Delaware, Ohio 43015.

Greif - Proxy Statement 53

/s/ L. Dennis Hoffman
L. Dennis Hoffman
Corporate Secretary

January 9, 2026

Greif - Proxy Statement 54

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V82639-P40880

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GREIF, INC.

The Board of Directors recommends you vote FOR Proposal 1:

	For All	Withhold All	For All Except
1. THE ELECTION OF ALL DIRECTOR NOMINEES LISTED BELOW (except as marked to the contrary to the right)	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01) Ole G. Rosgaard	06) Frank C. Miller
02) Bruce A. Edwards	07) Karen A. Morrison
03) Mark A. Emkes	08) Robert M. Patterson
04) Jillian C. Evanko	09) B. Andrew Rose
05) John W. McNamara	10) Kimberly T. Scott

The Board of Directors recommends you vote FOR Proposal 2:

	For	Against	Abstain
2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 3:

	For	Against	Abstain
3. APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS	☐	☐	☐

NOTE: In addition, the named proxies are authorized to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Please date and sign this proxy exactly as your name appears hereon; joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Greif - Proxy Statement 55